Exhibit 10.12

LEASE

THIS LEASE (“Lease”), dated for reference purposes only as of November 12, 2003, is made by and between Century Park, a California Limited Partnership (“Landlord”) and Mercantile National Bank, N.A., a national bank (“Tenant”), upon the following terms and conditions:

1.	Premises and Basic Lease Information
	1.1.	Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, upon the terms and conditions set forth in this Lease, those certain premises (the “Premises”) described in Article 1.1.1 below and diagrammed in Exhibit “A” attached hereto and hereby made a part hereof, as well as the right to use, in common with others, the Common Areas (as hereinafter defined). The Premises are situated in that certain office building (the “Building”) located at 1880 Century Park East, Los Angeles, California 90067. The land upon which the Building is located together with the Building and related facilities and appurtenances and Common Areas shall hereinafter be referred to as the “Project.” The terms and conditions of this Lease include, without limitation, the following:

	1.1.1	Premises:	Suite 110 consisting of approximately 2,118 rentable square feet on the ground floor of the Building (see the attached Exhibit “A”). The exact area of the Premises shall be determined by applying the BOMA method of measurement (ANSI Z65.1-1996) to calculate the square footage per the final space plan for the Premises. Should the square footage measured from the space plan vary from that set forth in this Article 1.1.1, Landlord shall revise all figures in this Lease that are affected by the square footage, and Landlord and Tenant shall amend this Lease accordingly. Landlord may re-measure the Premises once within twenty (20) days of the Commencement Date of the Initial Term. Landlord may re-measure the Premises thereafter; provided, however that such re-measurement does affect the economics specified in Article 1.1.4 or Article 1.1.7 herein.

	1.1.2	Lease Term:	Except for Tenant’s occupancy of the Temporary Space pursuant to the terms and conditions of this Lease as set forth in Article 41 of the Lease Addendum, the term of this Lease (the “Lease Term” or “Term”) shall begin on the earlier of the following dates (the “Commencement Date”): (a) October 1, 2004, or, where applicable, (b) upon Substantial Completion of the Tenant Improvements, as defined in the construction agreement attached hereto as Exhibit “B” and herein incorporated by reference, and, unless terminated pursuant to Article 42 in the Lease Addendum, shall expire on the last day of the month that is one hundred twenty (120) months after the first day of the month after the Commencement Date, unless sooner terminated pursuant to this Lease.

	1.1.3	Holding Over.	If Tenant, with or without Landlord’s written consent, remains in possession of all or any portion of the Premises after the expiration or sooner termination of the Lease, such holding over (“Holdover”) shall constitute and be construed as a tenancy from month-to-month only, subject to such terms and conditions contained herein as may reasonably and logically be construed to apply to the Holdover, and any and all options or other preferential rights of Tenant shall be deemed to have lapsed and to be of no further force or effect. Either party may terminate such month-to-month tenancy by giving the other party at least thirty (30) days written notice thereof. During such Holdover, Base Rent (as defined below) shall be one hundred fifty percent (150%) of the Base Rent in effect immediately prior to such Holdover. Acceptance by Landlord of any Rent after the expiration or termination of the Lease shall not be deemed to constitute Landlord’s consent to such Holdover.

	1.1.4	Base Rent:	The base rent (“Base Rent”) for the Premises shall be $2.55 per rentable square foot ($5,400.90) per month, subject to an annual CPI adjustment (see Article 3.2; see also Article 41 relating to the payment of rent in the Temporary Space.).

	1.1.5	Additional Rent:	Amounts which are due as Additional Rent by reason of increases in
Estimated Pass-through Costs (as both capitalized terms are defined in Article 4 below) and all other amounts payable by Tenant pursuant to the provisions of this Lease.

	1.1.6	Base Year:	2004 is the Base Year.

	1.1.7	Tenant’s Percentage Share:	0.68% “Tenant’s Percentage Share” shall be a fraction, the numerator of which shall be the rentable square footage of the Premises and the denominator of which shall be 311,400 approximate rentable square feet for the Building.

	1.1.8	Security Deposit:	None

	1.1.9	Permitted Use:	General offices and uses related thereto that do not conflict with the
Building’s certificate of occupancy, that comply with all applicable codes and statutes, and that are uses commonly found in similar office buildings in the Project vicinity.

	1.1.10	Address For Notices:

Tenant (prior to Commencement Date)			Tenant (after Commencement Date)
Mercantile National Bank 1840 Century Park East Los Angeles, CA 90067			Mercantile National Bank 1880 Century Park East, Suite 800 Los Angeles, CA 90067
Contact: Mr. Scott A. Montgomery Phone: 310/282-6778			Contact: Mr. Scott A. Montgomery Phone: 310/ 282-6778
With a Copy to:
Ted Simpson
Cushman & Wakefield
601 Figueroa Street, Suite 4700
Los Angeles, CA 90017
Telephone: 213/955-5100

Landlord                                               Century Park, a California limited partnership, c/o Held Properties, Inc., 1880 Century Park East, Suite 500, Los Angeles, CA 90067.                     See also Article 25 of this Lease.

1.1.11      Parking Rights:  Two and One-Half automobile spaces per 1,000 rentable square feet, currently calculated as Six (6) automobile spaces at the Building’s prevailing parking rates.  See also Article 31 herein.  See also Article 46 of the Lease Addendum.

1.1.12      Guarantor(s):                        N/A

1.1.13      Broker:                                 Cushman & Wakefield of California, Inc.

1.2           Common Areas.   The term “Common Area(s)” as used in this Lease shall mean all areas and facilities in the Project which are provided and designated from time to time by Landlord for the general use and convenience of Tenant and other tenants of the Project and their respective employees and invitees. Common Areas include, without limitation, the lobby areas, walkways, parking facilities, landscaped areas, sidewalks, corridors, washrooms (if not part of the Premises), stairways, elevators, walls, common telephone and electrical closets, loading docks, plazas, service areas, and all other areas of the Project intended for common use.  Floors wholly occupied by Tenant or any other tenant shall not have any facilities which shall be used in common with other tenants, except for elevators, fire stairs, shafts, utility and service closets, and similar installations.  Tenant, its employees and invitees shall have a nonexclusive right to use the Common Areas, subject to Landlord’s rights and duties as hereinafter set forth.  Without Tenant’s consent and without liability to Tenant, so long as Tenant’s access to the Premises and parking area or Tenant’s ability to conduct business therefrom is not materially impaired and provided that Landlord uses reasonable effort (including performing such work after normal business hours, if reasonably required) to minimize any interference with Tenant’s use and access of the Premises and parking areas during normal business hours, Landlord shall have the right to do the following:

1.2.1        Establish and enforce in a nondiscriminatory, consistently applied manner, reasonable rules and regulations concerning the maintenance, management, use and operation of the Common Areas;

1.2.2        Temporarily close any Common Area for maintenance, alterations or improvements;

1.2.3        Select, appoint and/or contract with any person or entity for the purpose of operating and maintaining the Common Areas; and

1.2.4        Change, except for the number and location of parking spaces, the size, use, shape or nature of the Common Area provided that doing so does not materially affect the existing ingress and egress to the Building, or change the character of the Building to less than a first class office building.

2.             Commencement Date; Early Entry

2.1           Except as set forth in Article 42, this Lease shall not be void or voidable, nor shall Landlord be subject to any liability as a result of any delay in the Commencement Date for any reason.  Except for Tenant Delays, as defined in the Construction Agreement, payment of rent shall not commence until the Premises are available for occupancy by Tenant with all work to be performed pursuant to the Construction Agreement substantially completed and the Department of Building and Safety has signed the permit card, indicating that occupancy is permitted.

2.2           Within thirty (30) business days after Tenant’s occupancy of the Premises, or as soon thereafter as possible, the Landlord shall draft a statement, and the parties hereto shall execute a written statement setting forth the Commencement Date and the date of expiration of this Lease; provided, however, the enforceability of this Lease and the Commencement Date shall not be affected should either party fail or refuse to execute such statement.

2.3           Provided that Tenant or Tenant’s agents do not interfere with or delay the Substantial Completion of Landlord’s Work in the Premises, or otherwise cause additional cost or expense to Landlord, Tenant and Tenant’s agents shall be permitted to enter the Premises up to fourteen (14) days prior to the Commencement Date for the purpose of installing telephones, cabling, fixtures and equipment.  Such early entry shall be subject to all the terms of such permission and all the provisions of this Lease which could be reasonably and logically construed as applying thereto, except that Tenant shall not be required to pay Rent.

3.             Base Rent; Adjustments; General Rent Provisions.

3.1           Tenant shall pay to Landlord as Base Rent for the Premises, without prior notice or demand, the amount specified in Article 1.1.4, in advance, on or before the first day of each and every calendar month during the Lease Term.  All payments received by Landlord from Tenant shall be applied to the oldest payment obligation owed by Tenant to Landlord.

3.2           Base Rent as set forth in Section 1.1.4 above shall be increased effective as of each anniversary of the Commencement Date during the term (“Adjustment Date”) to an amount which shall be determined by adding to the Base Rent an amount equal to the Base Rent multiplied by the percentage of increase, if any, of the “Consumer Price Index for All Urban Consumers, Los Angeles-Anaheim-Riverside, California, Subgroup All Items (1982-1984=100)”, published by the United States Department of Labor, Bureau of Labor Statistics (the “CPI”) for the calendar month which is four (4) months immediately preceding the month in which the Adjustment Date occurs (the “Adjustment Index”) as compared with the CPI for the calendar month which is four (4) months immediately preceding the Commencement Date (the “Base Index”); provided, however, that in no event shall the adjusted and then current rent be decreased.

                For example, if (i) the Base Rent as of the Commencement Date is $1,000; (ii) the Base Index is 300; (iii) the Adjustment Index for the first Adjustment Date is 315; (iv) the Adjustment Index for the Second Adjustment Date is 327; and (v) the Adjustment Index for the third Adjustment Date is 330; the Base Rent shall be increased as follows:

                                                                                                A)                                  As of the first Adjustment Date —   315/300 = 1.05 x $1,000 = $1,050

                                                                                                B)                                    As of the second Adjustment Date — 327/300 = 1.09 x $1,000 = $1,090

                                                                                                C)                                    As of the third Adjustment Date — 330/300 = 1.10 x $1,000 = $1,100

                If the Adjustment Index is unavailable on the date on which the first installment of Base Rent as adjusted shall become due, Tenant shall continue to pay the then effective Rent payable by Tenant until the Adjustment Index is available, and the adjustment, if any, shall be paid retroactively with Base Rent for the first month in which the Adjustment Index is available.  If the Bureau of Labor Statistics ceases to use the 1982-1984 base of 100 as the basis of calculation for the CPI, then the Base Index and the Adjustment Index shall be adjusted in accordance with the conversion formula published by the Bureau of Labor Statistics.  If, at any time required for the determination of the amount of any adjustment in Base Rent, the CPI is no longer published or issued, Landlord shall reasonably select a reliable governmental or other non-partisan publication evaluating the information theretofore used in determining the CPI.

3.3           For any period during the Lease Term which is less than one (1) month, Base Rent, Additional Rent (defined in Article 4.1), and any other sums which are payable by Tenant under the Lease (all of which shall be deemed “Rent”) shall be prorated based upon a thirty (30) day month.

3.4           Rent under this Lease shall be paid to Landlord, without deduction, offset or abatement (except as otherwise may be specifically set forth in this Lease) at Landlord’s address as specified in Article 1.1.10 above. Landlord shall have the right to accept all payments of Rent and other payments, whether full or partial, and to negotiate checks in payment thereof without any waiver of its rights, irrespective of any conditions to the contrary sought to be imposed by Tenant.  Rent paid by check shall not be deemed paid to Landlord until funds clear and the check is honored.  If any noncash payment is not paid by the bank or other financial institution on which it is drawn, Landlord shall have the right to require Tenant to make future payments by certified funds.

4.             Additional Rent.

4.1           Computation of Additional Rent  During each December of the Lease Term, or as soon thereafter as reasonably practical, Landlord shall provide Tenant with its good faith written estimate of the amount, if any, by which the Tax Costs (as defined in Article 4.3 below) and/or the Operating Costs (as defined in Article 4.4 below) for the coming calendar year are projected to exceed those of the Base Year (collectively referred to as “Estimated Pass-through Costs”).  On or before the first day of each month during the ensuing calendar year, Tenant shall pay to Landlord as additional rent (“Additional Rent”), in addition to and at the time provided for payment of Base Rent, one-twelfth (1/12th) of the amount computed by multiplying Tenant’s Percentage Share by the amount of the Estimated Pass-through Costs for Taxes and/or one-twelfth (1/12th) of the amount computed separately with respect to Operating Costs.  In the event that Landlord does not provide Tenant with such written estimate in December, Tenant shall continue to make monthly payments of Additional Rent on the basis of the prior year’s Estimated Pass-through Costs until the first day of the month after Landlord provides such written estimate to Tenant, at which time Tenant shall commence making monthly Additional Rent payments based upon the revised Estimated Pass-through Costs, and additionally shall pay to Landlord a one-time retroactive sum for each month that has elapsed since December the amount by which the Additional Rent payable pursuant to the revised Estimated Pass-through Costs exceeds the amount Tenant paid based on the prior year’s Estimated Pass-through Costs.  Landlord shall use its commercially best efforts to deliver its written estimate within six (6) months of the end of the calendar year.  Under no circumstances shall the provisions of this Article 4 cause the Base Rent to be reduced.  Neither Landlord’s failure to deliver, nor the late delivery of such statement or statements shall constitute a default by Landlord hereunder, nor a waiver of Landlord’s right to receive any Additional Rent or to later collect Additional Rent accrued as provided hereinabove.  The Tax Costs and Operating Costs for the Base Year shall be deemed to constitute Landlord’s agreed contribution to Operating Costs and Tax Costs and is neither a representation nor a warranty that such Base Year costs will reflect actual Operating Costs or Tax Costs for any succeeding year.  If, during any calendar year including the Base Year, the Building is less than ninety-five percent (95%) occupied, then for the purpose of computing Additional Rent due hereunder, the variable components of the Operating Costs and Tax Costs actually incurred during such calendar year shall be increased to approximate the amounts which would have been payable if the Building had been ninety-five percent (95%) occupied.

4.2           Reconciliation of Estimated Pass-through Costs to Actual  By July 1st of each year, Landlord shall furnish to Tenant a written statement of reconciliation (the “Reconciliation”), showing Landlord’s actual Operating Costs and Taxes for the preceding calendar year, together with a statement of adjustments necessary to reconcile any sums paid by Tenant hereunder during such calendar year pursuant to Article 4.1 with those sums actually payable and due hereunder for such calendar year.  Any reference to Landlord’s “actual” Operating Costs or Tax Costs in this Article 4 shall be deemed to include an allowance for adjustment to reflect the level of occupancy of the Building to the extent provided above.  If the Reconciliation shows that Tenant owes additional sums hereunder, Tenant shall pay such sums to Landlord within thirty (30) days after receipt of the Reconciliation.  If the Reconciliation shows that Tenant overpaid Additional Rent, such overpayment shall be refunded or credited to Tenant within thirty (30) days after Tenant’s receipt of the Reconciliation. Landlord’s obligation to reconcile, Tenant’s obligation to pay, and Landlord’s obligation to credit or refund shall survive the expiration or sooner termination of the Lease. Landlord’s failure to deliver the Reconciliation to Tenant as provided herein shall not constitute a default by Landlord nor waive Landlord’s right to collect all Additional Rent and other sums due hereunder.  Where only a portion of a calendar year falls within the Lease Term, Landlord shall reasonably prorate the estimated (or actual) Operating Costs and/or Tax Costs for such calendar year.

4.3           Tax Costs.  “Tax Costs” shall mean the sum of the following: any and all real property taxes, assessments (including, but not limited to, general and special assessments and possessory interests), charges, surcharges, license and other fees, levies, cost of improvement bonds and any and all other taxes (other than income, franchise, inheritance and estate or gift taxes of Landlord) on or relating to all or a portion of the Project including any legal or equitable interest of Landlord therein, that may be imposed, levied, assessed or charged for any reason by any authority having the direct or indirect power to tax including, but not limited to, the United States or the state, county or city in which the Project is located, or any other local governmental authority, agency, district or political subdivision thereof, together with personal property taxes, assessments, fees and charges (other than those paid by Tenant pursuant to Article 26 below) and fees of tax consultants and attorneys retained to seek a reduction, to contest or to act in some other manner in connection with any of the foregoing Tax Costs, together with any tax, assessment or other amounts (including, without limitation, commercial rental taxes) imposed, levied or charged as a substitute for or a supplement to the foregoing.  Except as provided in Article 45 in the Lease Addendum, Tax Costs shall include increases caused by increases in tax rates as well as increases caused by additional or increased assessed values for any reason including transfers of title to the Building or the Project, to the extent not precluded elsewhere in this Lease.   See also, Paragraph 48 of the Lease Addendum.

4.4           Operating Costs.

4.4.1        Definition of Operating Costs.   “Operating Costs” shall mean the sum of any and all costs, expenses and disbursements of any kind paid or incurred by Landlord in connection with the management, operation, security, maintenance, and repair of the Project, calculated in accordance with the audited financial statements of Landlord, including, but not be limited to, salaries, wages, benefits and related costs for employees; management fees, either as charged to Landlord by outside management companies or not exceeding the amount typically charged by outside management companies if Landlord or Landlord’s affiliate manages the Project; charges for utilities and services provided to all tenants in accordance with Article 13.1 herein, including but not limited to janitorial services, window cleaning, elevator services, HVAC services, security services (including any taxes thereon); the cost of insurance as specified in Article 12.6 herein; outside accounting fees; office supplies; building cleaning supplies and materials; garbage and waste collection; and a reasonable allowance for depreciation (or amortization) with respect to machinery and equipment and other capital expenditures and improvements; provided, however, that the only depreciation (or amortization and expenditures) includable in Operating Costs shall be a reasonable allowance for depreciation (or amortization) over the useful life of the improvements, as determined by Landlord’s accountants to conform with applicable tax laws.  See Paragraph 49 of the Lease Addendum.

4.4.2        Definition of Required Alterations  “Required Alterations” are any changes, alterations or improvements to the Project (excluding those attributable exclusively to Tenant’s specific use and occupancy of the Premises, which alterations shall be Tenant’s sole responsibility), including, but not limited to, the installation or modification of electrical, mechanical, water sprinkler, or other energy or life safety systems or components, required by any rule, regulation or law which became enacted and effective after the Commencement Date.  The capital costs relating to such Required Alterations, including all related financing costs, shall be amortized over the useful life of the Required Alterations, as determined by Landlord’s accountants to conform with applicable tax laws.

4.5           Audit.     If Tenant disputes the amount of any Additional Rent due under Article 4, Tenant shall have the right, after reasonable notice, to inspect Landlord’s accounting records at Landlord’s accounting office during its normal business hours and, if after such inspection Tenant still disputes the amount of Additional Rent owed, Tenant may retain a mutually-acceptable national or regionally-recognized independent certified public accounting firm to certify to the parties its determination of the proper amount of Operating Costs and Tax Costs payable by Tenant.  After such determination has been made, and if a dispute continues to exist between Tenant and Landlord, an independent accountant mutually-agreed upon by both Landlord and Tenant may be retained to determine the amount of any Additional Rent due or credited.  If the certification discloses that the Operating Costs and Tax Costs charged to Tenant exceed the audited operating costs by more than five percent (5%), the cost of such certification shall be borne by Landlord. Otherwise, the cost of the certification shall be borne by Tenant.

5.             Security Deposit. [Intentionally Deleted]

6.             Restrictions on Use; Compliance with Laws.

6.1           Tenant shall use and occupy the Premises only for the specific uses, and those related thereto, specified in Article 1.1.9 above for no other uses whatsoever.  Tenant shall use and occupy the Premises in accordance with Article 36, Rules and Regulations.  In addition to the rules and regulations in Article 36, Tenant shall not: (a) do or permit anything to be done in or about the Premises which will in any way obstruct or materially interfere with the rights of other tenants or occupants of the Building or injure or annoy them; (b) use or allow the Premises to be used for any unlawful purpose; (c) cause or maintain or permit any nuisance in or about the Premises; (d) cause or permit any hazardous or toxic waste, substance or material, other than generally used office materials, to be brought to the Premises or used, handled, stored or disposed of in or about the Premises; (e) conduct business or other activity in or about the Premises that places an unreasonable or excessive burden upon the public and Common Areas or the utility systems of the Project; or (f) commit or suffer the commission of any waste in or about the Premises.

6.2           Tenant shall not place a load upon any floor that exceeds 70 pounds per square foot, without Landlord’s prior written approval.  Tenant shall not install any equipment, apparatus or device in the Premises which causes vibrations or excessive noise.

6.3           Tenant shall not use the Premises or permit anything to be done in or about the Premises which in any way conflicts with any law, statute, ordinance or governmental rule or regulation now in force or which may hereafter be enacted or promulgated.  With respect to the condition of the Premises, Tenant shall, at its sole cost and expense, promptly comply with all applicable laws, statutes, ordinances and governmental rules, regulations and requirements now in force or which may hereafter be in force and with the requirements of any board of fire underwriters or other similar body now or hereafter constituted relating to or affecting Tenant’s specific nature of use of the Premises and to all building codes requiring modifications to the Premises due to the improvements made by or for Tenant in the Premises.  Notwithstanding anything to the contrary in this Lease, except for grandfathered rights and variances, it shall be Landlord’s obligation, at Landlord’s cost and expense, to comply with all applicable laws relating to the Building and the Building’s systems in general, without regard to specific use, including modifications required to obtain the necessary building permits for the Work to be performed in accordance with the Construction Agreement attached hereto as Exhibit B.  Tenant shall not knowingly do or permit anything to be done in or about the Premises or bring or keep anything therein which will in any way increase the rate of any insurance upon the Building or any of its contents, or cause cancellation of said insurance or otherwise affect said insurance in any manner.  Tenant shall be responsible for any increase in cost of Landlord’s insurance caused by or resulting from Tenant’s breach of the obligations contained herein.

6.4           Pursuant to Article 6.1(d) above, other than commonly used business office supplies, Tenant shall not permit nor use, generate, store, transport or dispense on the Premises any flammable, radioactive materials, hazardous wastes, chemicals, environmental poisons, pollutants, contaminants, or other substances demonstrated as hazardous or toxic pursuant to the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended; the Hazardous Materials

Transportation Act; the Resource Conservation and Recovery Act; the California Health and Safety Code, or regulations issued under any of said acts (collectively, “Applicable Environmental Laws”) without the prior written consent of Landlord.  Any such Landlord consent shall be conditioned upon (a) Tenant’s separate written agreement to handle, store, use and dispose of such materials in accordance with all applicable environmental laws, and (b) Tenant’s separate written agreement to indemnify and hold Landlord harmless from any and all liability including consequential damages directly or indirectly arising out of Tenant’s storage, use, or disposal of such materials, including without limitation the cost of any required or necessary repair, clean up or detoxification as a result thereof.  Tenant’s failure to provide a separate written agreement to handle, store, use and dispose and to indemnify Landlord shall not abrogate or eliminate Tenant’s obligations hereunder.

6.5           As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the state in which the Project is located or the United States government.  The term “Hazardous Material” includes, without limitation, any material or substance that is (i) defined as a “Hazardous Substance” under appropriate state law provisions, (ii) petroleum, (iii) asbestos, (iv) designated as a “Hazardous Substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. section 1321), (v) defined as a “Hazardous Waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. section 6901 et seq. (42 U.S.C. section 6903), (vi) defined as a “Hazardous Substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sections 9601 et seq. (42 U.S.C. section 9601), or (vii) defined as a “Regulated Substance” pursuant to Subchapter IX, Solid Waste Disposal Act (Regulation of Underground Storage Tanks), 42, U.S.C. sections 6991 et seq.

6.6           Excluding commonly used business office supplies, as well as any preexisting asbestos and asbestos containing materials (“ACMs”) in the Building, Tenant shall, at Tenant’s sole expense and with counsel reasonably acceptable to Landlord, indemnify, defend and hold harmless Landlord and Landlord’s shareholders, directors, officers, employees, partners, affiliates, and agents (“Landlord Indemnities”) with respect to all losses arising out of or resulting from the release of any Hazardous Material in or about the Premises or the Project, by Tenant, Tenant’s Agents, contractors or invitees other than Landlord or Landlord’s Indemnitees or the violation of any Applicable Environmental Law, by Tenant or Tenant’s agents, contractors or invitees (other than Landlord and Landlord Indemnities) pursuant to Article 6.4(b) above.  This indemnification includes all losses, liabilities, obligations, penalties, fines, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, orders or judgments), damages (including consequential damages and punitive damages) and costs (including attorney, consultant and expert fees and expenses) resulting from the release of any Hazardous Substances or violation of any Applicable Environmental Law by Tenant or Tenant’s agents, contractors or invitees other than Landlord and Landlord’s Indemnitees.  This indemnification shall survive the expiration or sooner termination of the Lease. (See Lease Addendum Paragraph 50 and 51.)

7.             Improvements and Alterations.

7.1           Alterations, Additions or Improvements.  Without the prior written consent of Landlord, and except for non-structural, cosmetic alterations costing less than Fifty Thousand Dollars ($50,000) (“Cosmetic Alterations”), Tenant shall not make nor cause alterations, additions, or improvements in, on or to any part of the Premises or the Project, except to install freestanding furniture and floor coverings, where such freestanding furniture does not place a load on the floor that exceeds 70 pounds per square foot.  Except as provided above, any alterations, additions or improvements to the Premises desired by Tenant shall be made in accordance with plans and specifications approved in advance in writing by Landlord and pursuant to any applicable governmental permits.  Landlord’s approval of Tenant’s plans and specifications shall not constitute Landlord’s representation or warranty as to the adequacy of the plans and specifications or their compliance with applicable laws.

7.2           Contractors for Improvements.  Except for any Cosmetic Alterations, any alterations, additions or improvements to the Premises desired by Tenant, other than any specified in the Approved Plans as defined in Exhibit B, if any, shall be made by Landlord or contractors selected by Landlord for Tenant’s account.  Landlord’s contractor shall have all major work items bid by three subcontractors or vendors.  Landlord’s contractor and Tenant shall mutually approve subcontractors for major work items (i.e., items that cost more than Thirty Thousand Dollars ($30,000).  Landlord’s contractor shall use its best efforts to hire such mutually approved qualified subcontractors with the lowest bids.

7.3           Landlord’s Consent to Improvements.  Landlord may impose as a condition to its consent to alterations, additions or improvements to the Premises desired by Tenant such requirements as Landlord may reasonably deem necessary including, without limitation, requirements relating to the manner in which the work is done and the times during which the work is to be accomplished so long as such requirements do not impose additional costs.  At Landlord’s request, but at Tenant’s sole cost and expense, at the expiration or sooner termination of this Lease, Tenant shall have Landlord’s contractor remove any and all improvements, additions or personal property that are not typical in comparable first class buildings in the Premises caused to be installed by Tenant other than the initial Tenant Improvements described in Article 7.5 below. At the time Landlord approves such improvements, Landlord shall specify which improvements it will require Tenant to remove at the end of the Lease Term.  Landlord’s contractor at Tenant’s sole cost and expense shall repair any damage done to the Premises in connection with such removal.

7.4           Changes to Structure or Mechanical or Electrical Systems.  Notwithstanding any provision herein that permits Tenant to make its own alterations, additions or improvements to the Premises, Tenant shall not make any alterations, additions or improvements to the Premises which would negatively affect the Building’s structure or its mechanical or electrical systems, or which would materially interfere with or disrupt other tenants in the Building or any work then being carried out therein by Landlord or its contractors.

7.5           Initial Tenant Improvements.  Landlord shall construct or have Landlord’s contractor construct the improvements in the Premises (the “Tenant Improvements”), if any, pursuant to Exhibit B, if any.  Tenant may install certain movable personal property (e.g., file systems, furniture) in the Premises, which Tenant shall remove upon the expiration or earlier termination of the Lease.

7.6           Standard for Improvements.  Any alterations, additions or improvements to the Premises shall be manufactured and installed in a good, workmanlike, diligent, prompt and expeditious manner in compliance with all Building specifications, applicable laws and Applicable Environmental Laws.

8.             Repairs and Maintenance.

8.1           The Premises at Tenant’s move-in will be in good operating condition, free of debris and structurally sound in accordance with industry standards in the Project area.  By taking possession of the Premises, Tenant shall be deemed to have conclusively agreed to accept the Premises as being in good order, condition and repair, subject to “punchlist” items and latent defects and any representations or warranties that may be set forth elsewhere in this Lease.  Except as required by Article 20 below and ordinary wear and tear and subject to Article 8.2 with regard to any Building Systems in or about the Premises, Tenant shall, at all times during the Lease Term hereof and at Tenant’s sole cost and expense, keep the Premises and every part thereof in good condition, order and repair except repairs resulting from the negligence, recklessness or willful wrongful act of Landlord or Landlord’s representatives, employees or other agents (collectively, “Landlord’s Agents”).  Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, or maintain any nonstandard items installed in the Premises by or at the request of Tenant, except as specified in Articles 13 and 20 below or in Exhibit B, if any.  No representations relating to the condition of the Premises, the Building or the Project have been made by Landlord or Landlord’s Agents to Tenant, except as may be specifically set forth in this Lease.

8.2           Subject to the provisions of Article 8.1 above and Article 20 below, Landlord shall maintain the Common Areas, the foundation and structural portions of the Building (which shall include but not limited to floor/ceiling slabs, roof, curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts) parking areas, plazas, pavement and curbs (collectively, “Building Structures”), and the plumbing, heating, ventilation and air conditioning (“HVAC”), fire, life, safety, mechanical and electrical systems (collectively, “Building Systems”) providing the services and utilities to be furnished by Landlord pursuant to Article 13.1 below, in good order and condition; provided, however if any maintenance and repairs are caused by the act, neglect, fault, or omission of any duty by Tenant or Tenant’s agents, servants, employees, or invitees (collectively, “Tenant’s Agents”), Tenant shall pay to Landlord the reasonable cost of such maintenance and repairs.  Landlord shall not be liable for any failure to make any such repairs or to perform any maintenance unless such failure persists for an unreasonable time after Tenant gives written notice to Landlord of the need for such repairs or maintenance.  Notwithstanding anything in this Lease to the contrary, in the event of an interruption in essential services to the Premises (defined for these purposes as the failure to provide HVAC service, electrical service, elevator service, water or restroom facilities) or Tenant’s access to Premises is materially impaired, and such interruption or impairment continues for a period of five (5) consecutive days or twenty (20) days in any one calendar year, Tenant shall be entitled to an abatement of Rent for the period that such services are not provided where such interruption or impairment materially interferes with the normal business conduct of Tenant in the Premises.  If any such interruption occurs during a period when Tenant is not otherwise required to pay Rent, Tenant’s free rent period shall be extended for the number of days that the services were not provided.  Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect.

9.             Liens.     Tenant shall keep the Project free from any liens arising out of any work performed, materials furnished or obligations incurred by Tenant.  If within twenty (20) days following the imposition of any lien and written notice thereof to Tenant, Tenant does not cause the lien to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and at law or in equity, the right to cause the lien to be released by such means as it deems proper including, but not limited to, payment of the claim giving rise to such lien.  All such sums paid by Landlord and all expenses incurred in connection therewith shall be considered Additional Rent and shall be payable to Landlord by Tenant within thirty (30) days after receipt of notice from Landlord, with interest at the Interest Rate (as defined in Article 27 below).  Landlord shall have the right at all times to post and keep posted on the Premises, any notices permitted or required by law, or which Landlord shall deem proper, for the protection of Landlord, the Project and by other parties having an interest therein from mechanic’s and materialmen’s liens.  Tenant shall give Landlord at least 15 business days prior written notice of commencement of any work on the Premises.

10.           Assignment and Subletting.

10.1         Tenant shall not have the right to assign the Lease, or sublease all or any portion of the Premises without Landlord’s consent, which shall not be unreasonably withheld, conditioned or delayed.  If Landlord consents to an assignment or sublease, such assignment or sublease shall be subject to all the terms and conditions of the Lease, and on Landlord-approved forms.  Any assignment, sublease or other transfer without Landlord’s prior written consent shall be void.

10.2         In determining whether to consent to an assignment or a sublease, Landlord may consider the nature of the proposed use and business and the financial stature of the proposed transferee.  In addition, Landlord reserves the right to condition any such consent upon its reasonable determination that the proposed assignee’s or subtenant’s use of the Premises will not adversely materially impact on the Common Areas or utility systems of the Building.

10.3         Tenant shall not enter into any proposed assignment, sublease or other transfer of any interest herein or in the Premises which would (a) detract from the first-class character or image of the Building, or (b) cause a breach by Landlord of any loan obligation or agreement, any covenants, conditions, restrictions and lease obligations of record, or any insurance policy.  (Upon Tenant’s request, Landlord shall provide Tenant with a list of any existing rights in favor of any other tenant in the Building.)

10.4         Tenant shall give Landlord fifteen (15) days prior written notice of its intention to assign, sublease or otherwise transfer its Lease.  Tenant shall submit the following information on Landlord-approved forms with such notice and with a written request for Landlord’s consent to any assignment, sublease or transfer: (a) all transfer and related documents, (b) financial statements or other financial information, certified by a certified public accountant or officer of the Company, sufficient to enable Landlord to make an informed judgment as to the financial capabilities of the proposed transferee, and (c) such other information, related to the proposed transfer and the parties involved therein as Landlord reasonably requests in writing.  Landlord, at its option, may void any transaction that does not comply with provisions of this Article 10.

10.5         If Landlord does not consent to the proposed sublease or assignment, or other transfer, within fifteen (15) days, Tenant shall not complete such proposed assignment or sublease.  On the other hand, if Landlord consents to such proposed sublease or assignment, or other transfer, Tenant shall be required to pay Landlord’s reasonable legal and administrative fees not to exceed $1,000 for any assignment or sublease.  In addition, if Landlord consents to the proposed assignment or sublease: (a) any subtenant shall agree that if Landlord gives such subtenant notice that Tenant is in default under this Lease, such subtenant shall thereafter make all sublease or other payments directly to Landlord, which sublease payments will be received by Landlord without any liability to honor the sublease (except to credit such payments against sums due under the Lease) and any subtenant shall agree to attorn to Landlord or its successors and assigns should the Lease be terminated for any reason, voluntarily, or otherwise, except that in no event shall Landlord or its successors or assigns be obligated to accept such attornment and (b) Landlord may require that subtenant not then be in default hereunder in any respect.

10.6         The parties acknowledge that Landlord’s economic stake in the Project is significantly greater than Tenant’s economic stake in this Lease.  Accordingly, the parties have expressly bargained for the following allocation of any “Profits” (as defined in Article 59 in the Lease Addendum) to be derived by Tenant from any assignment or subletting or other transfer of this Lease.  Except in the case of a Permitted Transferee as defined in Article 10.9 below (in which case no Transfer Premium is due), in the event Tenant assigns or subleases more than fifty percent (50%) of the Premises, Tenant shall be required to pay Landlord fifty percent (50%) of any rent, key money, transfer consideration, or other premiums of any kind or nature on the sublease, assignment or transfer in excess of the Base Rent payable by Tenant under this Lease on a per rentable square foot basis net of Tenant’s costs incurred to facilitate the transfer (the “Transfer Premium”).  Such payments shall be paid, in the same manner and at the same time as Tenant receives such Transfer Premium, whether such Transfer Premium is in the form of an increased rental, a lump sum payment or any other form of consideration.  If such sublease, assignment or transfer pertains to a portion of the Premises only, any Transfer Premium shall be computed on the assumption that Tenant’s Rent and other sums due hereunder are allocable on a pro rata per square foot basis.  [See Lease Addendum Article 52]

10.7         The provisions of this Article 10 shall apply regardless of whether such assignment, sublease or other transfer is made in compliance with the provisions of this Lease.  Any payments made to Landlord pursuant to this Article 10 shall not cure any default under this Lease arising from such assignment, sublease or transfer. Tenant shall not artificially structure any sublease, assignment or other transfer or take any other steps to circumvent or to reduce the amount payable to Landlord under this Article 10.  The amount payable to Landlord under this Article 10 shall be the amount that would have been payable to Landlord had the Tenant not artificially structured the sublease, assignment or transfer or otherwise tried to circumvent this Article 10.

10.8         No assignment, sublease or other transfer shall release Tenant from any of its obligations hereunder.  Landlord’s consent to any one transfer shall apply only to the specific transaction thereby authorized and such consent shall not waive the duty of Tenant or any transferee to obtain Landlord’s consent to any other or subsequent transfer, or modify or limit Landlord’s rights hereunder in any way.  Landlord’s acceptance of Rent directly from any assignee, subtenant or other transferee shall not be construed as Landlord’s consent thereto nor Landlord’s agreement to accept the attornment of any subtenant in the event of any termination of this Lease.  In no event shall Landlord’s enforcement of any provision of this Lease against transferee be deemed a waiver of Landlord’s right to enforce any Lease provision against Tenant or other person.

10.9         If Tenant is a corporation, an unincorporated association or a partnership (including, without limitation, a limited liability company (“LLC”) or a limited liability partnership (“LLP”)), any cumulative transfer, assignment or hypothecation of any stock or interest in such corporation, association or partnership greater than forty-nine percent (49%) thereof, or any cumulative transfer, assignment or hypothecation (other than in the ordinary course of business) of any asset of such corporation, association, partnership, LLC or LLP greater than forty-nine percent (49%) thereof (“Change in Control”), shall be deemed an assignment within the meaning and provisions of this Article 10.  The foregoing shall not apply to corporations, where forty-nine percent (49%) or more of the stock is traded through a regional, national or over-the-counter exchange.  Provided that the transferee’s use is permitted under the Lease and provided that Tenant notifies Landlord of its intention at least thirty (30) days prior to such assignment or sublease, then notwithstanding anything in this Lease to the contrary, Tenant shall have the right, without obtaining Landlord’s consent or paying any Transfer Premium, to do the following: (a) assign this Lease or sublet all or any part of the Premises to a parent, wholly-owned subsidiary or affiliate of Tenant; (b) transfer a majority or controlling interest in the Tenant to an entity with a financial strength sufficient to meet the obligations set forth in this Lease; (c) assign this Lease or sublet all or any part of the Premises to an entity into which Tenant is merged or by which it has been acquired; (d)  assign this Lease or sublet all or any part of the Premises to an entity or entities of the Tenant created by the division of Tenant into one or more separate corporations and/or partnerships (collectively, a “Permitted Transferee”).

10.10       Notwithstanding any of the foregoing provisions, covenants and conditions to the contrary, in the event that this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, 11 U.S.C. 101 et seq. (the “Bankruptcy Code”), any and all moneys or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of the Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all moneys or other consideration constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord shall be held in trust by the bankruptcy trustee in possession or debtor in possession for the benefit of the Landlord and shall promptly be paid to or turned over to Landlord.  If Tenant proposes to assign this Lease pursuant to the provisions of the Bankruptcy Code to any person or entity who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to Tenant, then notice of such proposed assignment setting forth (a) the name and address of such person, (b) all of the terms and conditions of such offer, (c) the adequate assurance provided by Tenant to assure such person’s future performance under the Lease including, without limitation, the assurance referred to in Section 365 of the Bankruptcy Code, or any such successor or substitute legislation or rule thereto, shall be given to Landlord by Tenant no later than twenty (20) days after receipt of such bona fide offer by Tenant.  Tenant shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment and assumption.  Landlord shall thereupon have the prior right and option, to be exercised by notice to Tenant given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person, less any brokerage commissions, attorneys’ fees, tenant improvement costs or other charges which may be payable out of the consideration to be paid by such person for the assignment of this Lease.  Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment.  Any such assignee shall upon demand execute and deliver to Landlord an instrument confirming such assumption.  Subject to this Article 10 and Article 20 below, the Lease provisions shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

11.           Waiver; Indemnity.

11.1         Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to personal property of Tenant, or injury to persons in or about the Premises, except to the extent caused by the negligence, recklessness or willful misconduct of Landlord or Landlord’s Agents.  Notwithstanding any contrary provision herein, and except to the extent arising from the negligence, recklessness or willful misconduct of the Landlord, or Landlord’s Agents, Landlord shall not be liable and Tenant hereby waives all claims against Landlord for any injury or damage to any person or property or any other loss (including, but not limited to loss of income), which may be sustained by the person, goods, wares, merchandise or property of Tenant, or Tenant’s Agents, or any other person in or about the Premises, the Building, or the Project by or from any cause whatsoever.  Without limiting the generality of the foregoing, except to the extent caused by negligence, recklessness or willful misconduct of the Landlord or Landlord’s Agents, Landlord shall not be liable for any damage caused by or resulting from: (a) water leakage of any character from the roof, walls, windows, basement, or any other portion of the Premises or the Project; (b) fire, steam, electricity, gas or oil, or by any interruption of utilities or services, or by any tenant, occupant, or other person; or (c) any other cause whatsoever, in, on or about the Premises or the Project.  Notwithstanding any contrary provision in this Lease, Landlord shall not in any event be liable for consequential damages hereunder.

11.2         Subject to Article 12.7 below, except to the extent that claims arise from the negligence, recklessness or willful misconduct of Landlord, Tenant shall indemnify and hold Landlord (as used in this Article 11.2, “Landlord” shall refer to Landlord and Landlord’s Agents) harmless from and against any and all claims, demands, losses, damages, liabilities, costs and expenses (including, but not limited to, reasonable attorney’s fees) arising from Tenant’s use or occupancy of the Premises, from the conduct of Tenant’s business, from any act or omission, work or thing done, permitted or suffered by Tenant (or any officer, employee, agent, contractor, representative, licensee, guest, invitee or visitor thereof) in or about the Project, or from any default under this Lease by Tenant. If any action or proceeding is brought against Landlord by reason of any such matter, Tenant shall, upon notice from Landlord, defend Landlord in such action or proceeding at Tenant’s expense.  The provisions of this Article 11 shall survive the expiration or termination of this Lease for a period of ninety (90) days with respect to any claims or liability arising from events occurring prior to such expiration or termination.

11.3         Notwithstanding anything in this Lease to the contrary, except to the extent that claims arise from the negligence, recklessness or willful misconduct of Tenant, Tenant (as used in this Article 11.3, “Tenant” shall refer to Tenant and Tenant’s Agents) shall not be liable for and Landlord shall indemnify Tenant and hold Tenant harmless from and against all suits, actions, damages, liability and expense in connection with loss of life, bodily or personal injury or property damage arising from or out of any occurrence, in, upon, at or from the Project.

12.           Insurance.

12.1         Throughout the Lease Term hereof, Tenant shall carry and maintain, at its own expense, the following types, amounts and forms of insurance:

12.1.1      Commercial General Liability Insurance.  A policy of commercial general liability insurance with a combined single limit of One Million Dollars ($1,000,000) per occurrence with Two Million Dollars ($2,000,000) aggregate coverage, in the name of Tenant (naming, as additional insureds, Landlord, its management company Held Properties, Inc., and, if requested by Landlord, any mortgagee, trust deed holder, or secured party with an interest in this Lease).  Tenant’s liability coverage shall include, without limitation, all coverage typically provided by the Broad Form Comprehensive General Liability Endorsement, including broad form property damage, and premises-operations coverage, products-completed operations coverage, owners and contractors protective coverage, and the broadest form of contractual liability coverage, the last of which shall cover the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements in Article 11 above. Such policy shall provide coverage on an occurrence basis.  The amount of such insurance required hereunder shall be subject to adjustment from time to time as reasonably requested by Landlord, but Landlord shall not raise such coverage amounts to an extent where they materially exceed that customarily carried by prudent tenants in first class office buildings in the Project area.

12.1.2      Tenant’s Property Insurance.  Tenant shall procure and maintain property insurance coverage for: (a) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property in, on or about the Premises and the Project, including property installed by, for or at the expense of Tenant and (b) Tenant Improvements.  Tenant’s property insurance shall be written on the broadest available “all risk” (special causes of loss) policy form and shall include an agreed amount endorsement for no less than one hundred percent (100%) of the full replacement cost (new, without deduction for depreciation) of the covered items and property.  The property insurance coverage shall include vandalism and malicious mischief coverage, sprinkler leakage coverage and earthquake sprinkler leakage coverage.

12.1.3     Plate Glass Insurance.       Tenant shall, at Tenant’s cost and expense, procure and maintain insurance coverage for all plate glass.

12.2         Recovery for Tenant’s Negligence.  All of the policies that Tenant is required to obtain pursuant to the provisions of Article 12.1 above shall be issued by companies legally authorized to do business in California.  Although named as an additional insured and subject to the provisions of Article 12.7 of this Lease, Landlord shall be entitled to recover under said policies for any loss occasioned to it, its servants, agents and employees, by reason of the negligence, recklessness or willful misconduct of Tenant.

12.3         Delivery of Certificate, Policy and Endorsements.  Prior to Tenant’s occupancy of the Premises, Tenant shall provide Landlord with evidence of compliance with Tenant’s insurance requirements under the Lease, including the endorsements specified in Article 12.1, and, as available, certified certificates for all insurance policies regarding the Premises, executed by an authorized agent of the insurer or insurers.  Each insurance policy shall provide that it may not be modified or canceled without ten (10) days prior written notice to Landlord (by any means described in Article 27 below) and to any other additional insureds.  At least ten (10) days prior to the expiration of any of such policies, Tenant shall furnish Landlord with a renewal or binder therefor.

12.4         Blanket Insurance.  Tenant may carry insurance by a combination of primary, excess and umbrella policies, provided that the policies are absolutely concurrent in all respects regarding the coverage afforded by the policies.  The coverage of any excess or umbrella policy must be at least as broad as the coverage of the primary policy.  All insurance policies carried by Tenant for Tenant’s Premises and personal property shall be primary and non-contributory with respect to any other insurance available to and purchased by Landlord.

12.5         Tenant’s Failure to Obtain Insurance.  If Tenant fails to carry any insurance policy required hereunder or to furnish certificates pursuant hereto, Landlord may, upon no less than ten (10) business days prior written notice, and without waiving Tenant’s default, obtain such insurance.  In such case, Tenant, with the next month’s Rent due hereunder, shall reimburse Landlord for the cost thereof including interest at the Interest Rate specified in Article 27.

12.6         Landlord’s Insurance.  During the Lease Term, Landlord shall procure and maintain property and liability insurance for the Project in such reasonable amounts, and with such reasonable coverage, as would be carried by a prudent owner of a similar building in the Project area, or as any lienholder may require.  Tenant acknowledges that it shall not be a named insured or an additional insured in such policies, and that it has no right to receive any proceeds from any such insurance policies carried by Landlord.  Landlord may but shall not be required to carry insurance coverage for damages caused by flood or earthquake.

12.7         Waiver of Subrogation.  Landlord and Tenant hereby waive all causes of action and rights of recovery against each other, against all subtenants or assignees of Tenant and against any other person or entity holding an interest in the Project (together, the “Affected Parties”) and against the agents, officers and employees of the Affected Parties for any loss occurring to the property of the Affected Parties resulting from any of the perils insured against under any and all insurance policies (including self-insurance) in effect at the time of any such loss or which, under this Lease, were required to be insured against, regardless of cause or origin of such loss, including the negligence, recklessness or willful misconduct of the Affected Parties or the agents, officers or employees of the Affected Parties.  Landlord and Tenant shall each use commercially reasonably efforts to cause their respective insurers to issue an endorsement denying such insurer any rights of subrogation against the other party.

12.8         Increases in Premiums due to Tenant’s Use or Occupancy.  If, after Landlord provides notice to Tenant that the insurance carrier is proposing increased premiums to the Project due to Tenant’s use or occupancy of the Premises, and Tenant fails to cease the offending use within ten (10) business days after receipt of such notice, Tenant shall pay said increases in insurance premiums.

13.           Services and Utilities.     13.1            Throughout the Lease Term, Landlord shall provide the following services and utilities twenty-four (24) hours per day on every day during the Lease Term, unless otherwise stated below.

13.1.1      Subject to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning (“HVAC”) to the Premises in a manner consistent with a first class office building from Monday through Friday, from 8:00 a.m. to 6:00 p.m. and on Saturday from 9:00 a.m. to 1:00 p.m., except for the celebratory days of the following holidays: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving and Christmas (collectively “Business Hours”).   After hours HVAC is currently available to Tenant at no direct charge for the first five (5) years of the Lease Term but shall be included in Operating Costs under Article 4.  Thereafter, Landlord may charge Tenant for after-hours HVAC cost, at Landlord’s actual cost, calculated to include wear and tear and amortization of equipment and electrical.

13.1.2      Landlord shall at all times provide electricity to the Premises for lighting and power of not less than three (3) watts per rentable square foot demand load on a continuous annualized basis.  Landlord shall also provide electrical lighting in all Common Areas, parking facilities or storage areas and replace building standard lamps and ballasts as required.

13.1.3      Landlord shall provide hot and cold water to the Building’s rest rooms (and, as applicable, to any sink, refrigerator or dishwasher in the Premises).

13.1.4      Landlord shall provide passenger elevator service at all times; provided, however, after Business Hours, Landlord may decrease the availability of passenger elevator service so long as at least one car services the floor on which the Premises are located.

13.1.5      Landlord shall provide non-exclusive freight elevator service to Tenant, subject to reasonable and non-discriminatory scheduling by Landlord. After Business Hours, Tenant may be charged at a rate equal to Landlord’s cost of providing such freight elevator service.

13.1.6      Landlord shall provide 24-hour security for the Project in a manner consistent with the security systems, equipment and procedures maintained in comparable first class office buildings in the Project area. In addition to Landlord’s covenant to provide 24-hour security to the Project, Tenant shall provide to the Premises its own security system.

13.1.7      Landlord shall provide normal janitorial services five (5) days per week, similar to that furnished in comparable first class office buildings in the Project area and in accordance with the building standard janitorial and cleaning service specifications.

13.1.8      Landlord shall provide grounds care, including the sweeping of walkways and parking areas, removal of rainwater (as may be required) and maintenance of the landscaping in an attractive manner consistent with other office buildings in the Project area.

13.1.9      Landlord shall operate and maintain the Project in accordance with the standards of maintenance and operation as are customary for other comparable first class buildings in the Project area.

13.1.10    Landlord shall provide controlled access to the Premises 24 hours a day, every day.

13.2         Without the prior written consent of Landlord, Tenant shall not use in the Premises any apparatus, device, machine or equipment that uses excess lighting, heating, ventilation or air conditioning, electricity or water; nor shall Tenant connect any apparatus or device to sources of electrical current or water except through existing electrical outlets or water pipes in the Premises.  If Tenant requires electricity in excess of the amount provided pursuant to Article 13.1.2 herein, or any other resource in excess of that customarily supplied for use of similar premises in comparable first class buildings in the Project area, Tenant shall first request the consent of Landlord.  As a condition to its consent, Landlord may cause a separate metering device to be installed in the Premises, at Tenant’s cost and expense.  Tenant shall promptly pay the cost of all excess resources consumed within the Premises, together with any additional administrative expenses incurred by Landlord in connection therewith.  Any sums payable by Tenant to Landlord under this Article 13 also shall be considered Additional Rent and may be included in any installment of Rent thereafter becoming due.  Landlord shall have the same remedies for a default in payment of such sums as for a default in the payment of Rent.

13.3         Except as provided otherwise in this Lease, Landlord shall not be in default or be liable for any damages directly or indirectly resulting from any interruption of utilities or services caused by: (a) the installation or repair of any equipment in connection with the furnishing of utilities or services; (b) acts of God or the elements, labor disturbances of any character, any other accidents or any other conditions beyond the reasonable control of Landlord, or due to repairs or improvements to the Premises or the Project; or (c) the limitation, curtailment, rationing or restriction imposed by any governmental agency or service or utility supplier on use of water or electricity, gas or any other form of energy or any other service or utility whatsoever serving the Premises or the Project.  .

14.           Estoppel Certificate            Within twenty (20) days after any written request from Landlord, Tenant shall execute and deliver to Landlord a certificate (the “Estoppel Certificate”) provided by Landlord’s current or prospective lender or prospective purchaser stating: (a) that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications or attaching all amendments to the Lease), (b) the then current Base Rent and the date to which said Rent has been paid, and (c) whether or not Landlord is then under default of this Lease and if so, the nature of such default and date notice of default was given Landlord. Landlord and Tenant intend that any existing or prospective lender or any prospective purchaser or assignee of Tenant may rely on such Estoppel Certificate.  Failure of Tenant to provide, within five (5) days after notice and opportunity to cure, Landlord with a Estoppel Certificate as provided above shall be a default under the Lease.

15.           Subordination; Requirements of Lenders.

15.1         This Lease shall be subject and subordinate at all times to (a) all ground leases or underlying leases which may now exist affecting all or any portion of the Project, and (b) the lien of any mortgage or deed of trust which may now exist affecting all or any portion of the Project.

15.2         If any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a deed in lieu of foreclosure is made for any reason, then Tenant shall, notwithstanding any subordination, attorn to and become the tenant of the successor-in-interest.   It shall be a condition to any future subordination of this Lease that the ground lessor, air space lessor, or mortgagee or beneficiary requesting such subordination shall agree that so long as Tenant is not in default under this Lease as defined Article 17, Tenant’s possession of the Premises shall not be disturbed as a result of such termination, foreclosure or deed in lieu of foreclosure. Tenant shall execute and deliver, within thirty (30) days of demand by Landlord, any additional, commercially reasonable documents evidencing the priority or subordination of this Lease and the attornment of Tenant with respect to any such ground leases or underlying leases or the lien of any such mortgage or deed of trust. [See Article 44 of the Lease Addendum.]

16.           Access by Landlord.

16.1         Landlord (and its agents, contractors and employees) reserves the right, without abatement of Rent, to enter the Premises at reasonable times and after reasonable advance notice (except in cases of emergency) to inspect it, to supply janitorial services and any other service to be provided by Landlord to Tenant hereunder, to show the Premises to any prospective purchaser, beneficiary, mortgagee, to post notices of non-responsibility, to make any alteration, improvement or repair to the Premises required by law or consented to by Tenant, or, during the last six (6) months of the Lease Term, to show it to prospective tenants.  For the purpose of making any alterations, improvement or repair to the Premises or any portion of the Project, Landlord may erect, use and maintain scaffolding, pipes, conduits and other necessary structures in and through the Project and the Premises where reasonably required by the character of the work to be performed and in conformance with good construction practices, provided that entrance to the Premises shall not be blocked thereby, and provided further that Landlord works expeditiously and uses its best efforts to minimize any interference with Tenant’s use of and access to the Premises.  At Tenant’s election, Tenant may accompany Landlord and all persons entering under the authority or right of Landlord, during any such entry.  Tenant hereby waives any claim for damages or abatement of Rent for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby, except as otherwise set forth in the Lease or to the extent arising from the negligence, recklessness or willful misconduct of Landlord or Landlord’s employees, agents, representatives, contractors, or invitees.

16.2         For each of the aforesaid purposes, Landlord shall at all times have and retain a key to all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes, and Landlord shall have the right to use any and all means which Landlord may deem reasonably necessary or proper to open said doors in any emergency, and any such entry to the Premises or portions thereof by Landlord shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises or any portion thereof. If at any time during the Lease Term Tenant wishes to re-key its Premises, all such re-keying shall be done by Landlord with locks and hardware supplied by Landlord all at Tenant’s sole cost and expense.

17.           Default by Tenant.

17.1         The occurrence of any of the following shall constitute a breach of the Lease, and a default if not cured by Tenant after notice and a reasonable opportunity to cure such breach:

17.1.1      Failure by Tenant to pay Rent or any amount due hereunder when such amount becomes payable in accordance with this Lease, or to duly, promptly and completely perform any obligation of Tenant under Articles 14 or 15 above, and continuation of such failure for a period of three (3) business days after receipt of the written statutory notice from Landlord to Tenant specifying the nature of such failure.

17.1.2      Failure by Tenant in the due, prompt and complete performance or observance of any other express or implied covenant, agreement or obligation of Tenant contained in this Lease, and the continuation of such failure for a period of thirty (30) days after written notice from Landlord to Tenant specifying the nature of such failure; provided, however, that if any such failure cannot reasonably be cured within such period, Tenant shall not be deemed to be in default hereunder if Tenant promptly commences such cure within such period and thereafter diligently pursues such cure to completion.

17.1.3      Tenant’s abandoning the Premises, which shall mean for these purposes, Tenant’s absence for a period of more than two (2) weeks from the Premises while otherwise in default of this Lease as described in this Article 17.

17.1.4      Tenant, its assignee, sublessee, other transferee, successor or any guarantor of this Lease gives to Landlord any financial statement or representation which proves to be materially false or materially misleading.

17.1.5      The insolvency of Tenant; the making by Tenant of any assignment for the benefit of creditors; the filing by or against Tenant of a petition to have Tenant adjudged bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy, insolvency or creditors’ rights in general (unless in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); the appointment of a trustee or receiver to take possession of all or a substantial part of Tenant’s assets or of Tenant’s interest under this Lease, where such seizure is not discharged within sixty (60) days.  The occurrence of any of the acts or events referred to in this Article with respect to any Guarantor of this Lease shall also constitute a default hereunder.

17.1.6      The attachment, execution or other judicial seizure of a substantial portion of Tenant’s assets or of Tenant’s interest in this Lease, where such seizure is not discharged within sixty (60) days.

17.2         The notices referred to in Article 17.1.1 and 17.1.2 above shall be in lieu of, and not in addition to, any notice required under Section 1161 et seq. of the California Code of Civil Procedure.

18.           Remedies of Landlord.

18.1         In the event of Tenant’s default under this Lease as provided in Article 17 above, Landlord, at Landlord’s option, and without limiting Landlord in the exercise of any other right or remedy Landlord may have on account of such default, and without any further demand or notice, may terminate this Lease, recover possession of the Premises and/or, to the extent permitted by California Civil Code Section 1951.3 or any other law, remove all persons and property from the Premises, which property shall be stored by Landlord at a warehouse or elsewhere at the risk, expense and for the account of Tenant.

18.2         On termination of this Lease as provided in Article 18.1 above, Landlord shall be entitled to recover from Tenant the aggregate of:

18.2.1      The worth at the time of the award of the unpaid Rent, as defined in Article 3.2, late charges and interest earned as of the date of the termination hereof;

18.2.2      The worth at the time of the award of the amount by which the unpaid Rent, late charges, interest and other amounts due hereunder, which would have been earned after the date of termination hereof until the time of the award, exceeds the amount of such unpaid Rent, late charges and interest that Tenant proves could have been reasonably avoided by Landlord mitigating its damages;

18.2.3      The worth at the time of the award of the amount by which the unpaid Rent for the balance of the term hereof after the time of the award exceeds the amount of such unpaid Rent, interest and late charges that Tenant proves could have been reasonably avoided by Landlord mitigating its damages; and

18.2.4      Any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant’s uncured default under this Lease, including but not limited to brokerage commissions and advertising expenses, expenses incurred for removing and storing any of Tenant’s property remaining on the Premises, expenses of remodeling the Premises for a new tenant and any special concessions made to obtain a new tenant.

18.3         For the purposes of this Article 18, the “time of the award” shall mean the date upon which the judgment in any action brought by Landlord against Tenant by reason of such default is entered or such earlier date as the court may determine; the “worth at the time of award” (referred to in Articles 18.2.1 and 18.2.2) shall be computed by including interest at the Interest Rate and late charges set forth in Article 27 below; and the “worth at the time of award” (referred to in Article 18.2.3) shall be computed by applying the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%) per annum.

18.4         Nothing in this Article 18 shall be deemed to alter Landlord’s right to indemnification under the indemnification clause or clauses contained in this Lease for claims or liabilities arising from events occurring prior to the termination of this Lease.

18.5         Notwithstanding anything to the contrary set forth herein, Landlord’s reentry into the Premises to perform acts of maintenance or preservation of, or in connection with efforts to relet the Premises, or any portion thereof, or the appointment of a receiver upon Landlord’s initiative to protect Landlord’s interest under this Lease shall not terminate Tenant’s right to possession of the Premises or any portion thereof and, until Landlord does elect to terminate this Lease, this Lease shall continue in full force and Landlord may pursue all its remedies hereunder including, without limitation, the right to recover from Tenant as they become due hereunder all Rent and other charges required to be paid by Tenant under the terms of this Lease.

18.6         If Tenant abandons the Premises, or if Landlord elects to reenter or take possession of the Premises pursuant to any legal proceeding or pursuant to any notice provided by law, and until Landlord elects to terminate this Lease, Landlord may, from time to time, without terminating this Lease, recover all Rent as it becomes due under Article 18.5 above, subject to interest and late charges as set forth in Article 27, and/or relet the Premises or any part thereof for the account of and on behalf of Tenant, on any terms, for any term (whether or not longer than the Lease Term) and at any rental rate as Landlord in its reasonable discretion may deem advisable, and Landlord may make any alterations and repairs to the Premises in connection therewith.  In the event that Landlord shall elect to so relet the Premises on behalf of Tenant, then base rent and additional rent received by Landlord from such reletting shall be applied:

18.6.1      First, to reimburse Landlord for the reasonable costs and expenses of such reletting (including, without limitation, legal and other costs and expenses of repossessing the Premises, removing persons and property therefrom, obtaining new tenants, brokerage fees, costs of preparing the Premises for occupancy by such new tenants, and, if Landlord maintains and operates the Premises, the costs thereof).

18.6.2      Second, to the payment of any indebtedness of Tenant to Landlord other than Base Rent, adjustments to Base Rent, Additional Rent and other sums due and unpaid hereunder.

18.6.3      Third, to the payment of Rent and other sums due and unpaid hereunder; the residue, if any, shall be held by Landlord and applied in payment of other or future obligations of Tenant to Landlord as they may become due and payable.

18.7         Should the rent received from such reletting, when applied in the manner and order indicated above, be less than the total amount owing from Tenant pursuant to this Lease, then Tenant shall pay such deficiency to Landlord, and if Tenant does not pay such deficiency within five (5) days of its receipt of written notice, Landlord may bring an action against Tenant for recovery of such deficiency or pursue its other remedies hereunder or under California Civil Code Section 1951.8, California Code of Civil Procedure Section 1161 et seq., or any similar, successor or related provision of law.

18.8         All rights, powers and remedies of Landlord under the Lease and any other agreement between Landlord and Tenant shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Landlord at law or in equity.  The exercise of any one or more of such rights or remedies shall not impair Landlord’s right to exercise any other right or remedy, including, without limitation, any and all rights and remedies of Landlord under California Civil Code Section 1951.8, California Code of Civil Procedure Section 1161 et seq., or any similar, successor or related provision of law.

18.9         [Intentionally Deleted]

18.10       If Tenant abandons the Premises and leaves behind any items of personal property, then Landlord shall store such property at Tenant’s cost and expense at a warehouse or any other location at the risk of Tenant, and Tenant’s property shall be released only upon Tenant’s payment of any and all moving and storage charges, as well as any expense or damages incurred as a result of the removal, moving and storage of such property, together with all sums due and owing under this Lease. If Tenant does not reclaim such property within the period permitted by law, Landlord may sell such property in accordance with law and apply the proceeds of such sale to any sums due and owing hereunder, or retain said property, granting Tenant credit against sums due and owing hereunder for the reasonable value of such property.

18.11       To the extent permitted by law, Tenant and Landlord each hereby waive all provisions of, and protection under, any decisions, statutes, rules, regulations and other laws of the State of California to the extent same are inconsistent and in conflict with specific terms and provisions of this Article 18.

19.           Default by Landlord; Limitation of Liability.

19.1         Landlord shall not be deemed to be in default hereunder unless Landlord does not perform its material obligations under the Lease after written notice of Landlord’s breach by Tenant to Landlord and to such other parties whose names and addresses are furnished to Tenant.  The notice shall specify that Landlord has failed to perform such obligations; provided, however, that if the nature of such obligations is such that more than thirty (30) days are reasonably required for their cure, Landlord shall not be deemed to be in default hereunder if Landlord or any such other party(ies) commences such cure within such thirty (30) day period and thereafter diligently pursues such cure to completion.

19.2         If Landlord is in default hereunder and, as a consequence thereof, Tenant recovers a judgment against Landlord, such judgment may be satisfied only out of the right, title and interest of Landlord in the Project and out of the rent or other revenue receivable by Landlord from the Project, or out of the proceeds receivable by Landlord from the sale or other disposition of all or any portion of Landlord’s right, title and interest in the Project. Neither Landlord nor any of the partners of Landlord shall be personally liable for any deficiency or otherwise.

20.           Damage and Destruction.

20.1         If the Project (whether or not including the Premises) is damaged by an insured casualty (or a casualty for which Landlord is required to insure under the terms of this Lease) occurring more than six (6) months prior to the expiration of this Lease and any extensions thereof, Landlord shall forthwith repair same, or cause same to be repaired, to the extent that insurance proceeds are made available to Landlord therefor and provided that such repairs can, in Landlord’s reasonable opinion, be made within one hundred eighty (180) days from the date of such damage  under the laws and regulations of the federal, state and local governmental authorities having jurisdiction thereof.  Landlord agrees to repair any casualty damage as long as the uninsured portion of such casualty damage does not exceed $15.00 per rentable square foot.

20.2         If (a) the Premises or the Project is damaged by an uninsured casualty which costs more than $15.00 per rentable square foot to repair, (b) the casualty repair requires more than one hundred eighty (180) days to complete without payment of overtime or other premium or (c) if the Premises, or the Project is damaged by a casualty as described in Article 20.1 above within the last six (6) months of this Lease and any extensions thereof, then Landlord shall have the option within thirty (30) days from the date of such damage either to (1) notify the Tenant of its election to continue the Lease, in which event Landlord shall thereafter repair such damage; or (2) notify the Tenant of its election to immediately terminate this Lease, in which event this Lease shall be so terminated.  Landlord shall refund to Tenant any Rent previously paid for any period of time subsequent to the earlier of such termination or untenantability of the Premises.  Notwithstanding any contrary provision herein, Landlord shall not be required to repair any casualty damage to the property of Tenant or to repair or replace any paneling, decorations, railings, floor coverings, alterations, additions, fixtures or improvements installed on the Premises by or at the expense of Tenant.  To the extent permitted by law, Tenant hereby waives the provisions of Section 1932, subdivision 2, and Section 1933, subdivision 4, of the Civil Code of California, and any similar law, statute or ordinance now or hereafter in effect.

20.3         Until the Premises are restored, Rent shall be abated in the proportion that the area of the Premises rendered unusable by Tenant bears to the total area of the Premises.  Except for abatement of Rent, Tenant shall have no claim against the Landlord for any damage suffered by reason of (a) any damage to the Premises, (b) such repairs, or (c) any inconvenience, interruption, annoyance, loss of business, or continued expense of operation caused by such damage or repair, except to the extent resulting from the negligence, recklessness or willful misconduct of Landlord, its employees agents, representatives, contractors or invitees.

20.4         Should the Premises be damaged or destroyed by fire or other casualty insured under a standard fire and casualty insurance policy (or which could be insured under a standard fire and casualty insurance policy), Landlord shall within forty-five (45) days of the date of the casualty, notify Tenant in writing of Landlord’s good faith estimate of the time necessary to repair and rebuild the Premises.  If such estimate sets forth a period of one hundred eighty (180) days or less, Landlord shall, except as otherwise provided herein this Article, repair and/or rebuild the same with reasonable diligence.  Landlord’s obligation hereunder shall be limited to the Building and Tenant Improvements originally provided by Landlord at the Commencement Date, and any alterations provided by Landlord that Landlord has not requested Tenant to remove upon expiration of the Lease Term.

21.           Eminent Domain.

21.1         If the entire Premises, or enough thereof so as to render the balance thereof not reasonably usable for the conduct of Tenant’s business, is taken or appropriated by a governmental agency under the power of eminent domain or conveyed in lieu thereof, either party hereto may terminate this Lease by serving written notice upon the other party hereto within thirty (30) days thereafter.  If any substantial part of the Project excluding the Premises is taken or appropriated by a governmental agency under the power of eminent domain or conveyed in lieu thereof, Landlord may so terminate this Lease.  In either event, Landlord shall receive (and Tenant shall assign to Landlord upon demand by Landlord) any income, Rent, award or any interest therein which may be paid in connection therewith, and Tenant shall have no claim for any part of any sum so paid, whether or not attributable to the value of the unexpired Lease Term; provided, however, that nothing herein shall prevent Tenant from pursuing a separate award in connection with the taking of Tenant’s removable tangible personal property placed in the Premises solely at Tenant’s expense, for Tenant’s relocation costs and for loss of goodwill.

21.2         If a part of the Premises is so taken, appropriated or conveyed by a governmental agency, and neither party hereto elects to terminate this Lease, then Base Rent and Additional Rent payable hereunder shall be abated in the proportion that the portion of the Premises so taken, appropriated or conveyed bears to the area of the entire Premises.

21.3         Notwithstanding anything to the contrary contained in this Article 21, if the temporary use or occupancy of any part of the Premises (for a period not to exceed 60 days) is taken or appropriated by a governmental agency under the power of eminent domain or conveyed in lieu thereof during the Lease Term, this Lease shall be and remain unaffected by such taking, appropriation or conveyance and Tenant shall continue to pay in full all Rent payable by Tenant.  In the event of any such temporary taking, appropriation or conveyance, Tenant shall be entitled to receive that portion of any award that represents compensation for loss of this use or occupancy of the Premises during the Lease Term, and Landlord shall be entitled to receive the balance of such award.  To the extent that it is inconsistent with the above, each party hereto hereby waives the provisions of Section 1265.130 of the California Code of Civil Procedure allowing either party to petition a court to terminate this Lease in the event of a partial taking of the Premises.

22.           Sale by Landlord.  If Landlord sells or transfers all or any portion of the Project including the Premises, Landlord shall, upon consummation of the sale or transfer, be released from any liability relating to its obligations or covenants thereafter to be performed or observed under this Lease, and Tenant agrees to look solely to Landlord’s successor-in-interest with respect to such liability.  If Landlord transfers or credits any security deposit or prepaid Rent to Landlord’s successor-in-interest, then upon such transfer Landlord shall be discharged from any further liability therefor.

23.           Surrender of Premises.  Upon the expiration or sooner termination of the Lease, Tenant shall surrender to Landlord the Premises broom clean and free of debris, with all repairs, changes, alterations, additions and improvements thereto, in good order, condition and repair, ordinary wear and tear and damage from insured casualty excepted.  At Tenant’s sole cost and expense, Tenant shall upon expiration or sooner termination of the Lease: (a) remove its personal property from the Premises; (b) remove any improvements to the Premises caused to be installed by Tenant that Landlord may require Tenant to remove pursuant to Article 7.3; and (c) repair any damage caused by the removal of any such property or improvements.  If Tenant leaves any personal property at the Premises, Landlord may remove such personal property and dispose of it, at Tenant’s expense.

24.           Quiet Enjoyment.  So long as Tenant is not in default hereunder, Tenant shall have the right to the quiet peaceful enjoyment and possession of the Premises and the use of the Common Areas during the Lease Term, subject to the terms and conditions of this Lease.

25.           Notices.  Any notice, demand or other communication to be given under the provisions of this Lease shall be in writing to the appropriate address set forth in Article 1.1.10 (or such address furnished by either party hereto to the other party hereto in writing) and shall be (a) personally served, (b) mailed by United States registered or certified mail, return receipt requested, postage prepaid, (c) sent by a nationally recognized courier service (e.g. Federal Express) for next day delivery, to be confirmed in writing by such courier or (d) sent by electronic facsimile with appropriate provisions for confirmation of receipt.  Service by mail shall be deemed complete on the day of actual delivery as shown by the addressee’s registered or certified mail receipt or at the expiration of the third business day after the date of mailing, whichever first occurs.  Service by personal service or courier shall be deemed complete on receipt.  Service by electronic facsimile shall be deemed complete on confirmation of receipt if received prior to the close of business, and on the next business day if received after the close of business.

26.           Personal Property Taxes.  Tenant shall pay before delinquency all taxes, assessments, license fees and other charges (collectively, “Tenant’s Taxes”) that are levied and assessed against Tenant’s trade fixtures and other personal property installed or located in or on the Premises that become payable during the Lease Term.  On demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of such payments.  If any taxes on Tenant’s personal property are levied against Landlord or Landlord’s property, or if the assessed value of the Building is increased by the inclusion of a value placed on Tenant’s personal property or above-standard leasehold improvements, Tenant, on demand, shall immediately reimburse Landlord for any such taxes.  Landlord shall have the right to pay these taxes regardless of the validity of the levy.  Notwithstanding the foregoing, Landlord agrees to: (a) notify Tenant in writing prior to paying any taxes under this Article 26 on Tenant’s behalf (“Landlord’s Tax Notice”), and (b) not pay any such taxes on Tenant’s behalf if Tenant notifies Landlord in writing within five (5) business days after it receives Landlord’s Tax Notice that Tenant, in good faith, disputes that the assessed taxes are properly due and owing by Tenant, provided that Tenant diligently pursues such dispute with the appropriate taxing authority in good faith within thirty (30) days from notice.

27.           Interest and Late Charges.  Any Rent, Additional Rent or other amount not paid by Tenant to Landlord when due hereunder shall bear interest from the due date until paid, unless otherwise specifically provided herein, at a rate (the “Interest Rate”) equal to the lesser of (a) the rate per annum announced from time to time by Bank of America, N.A. as its prime rate (or, if such bank fails to announce such rate, then the prime rate announced by the Chase Manhattan Bank, USA, N.A.) plus two (2) percentage points, or (b) the maximum rate permitted by law.  The payment of such interest shall not excuse or cure any such default by Tenant under this Lease.  In addition to such interest, if any Rent, Additional Rent or other amount is not paid within ten (10) days of when due, a late charge equal to five percent (5%) of such amount shall be assessed against Tenant, which late charge Tenant hereby agrees is a reasonable estimate of the damages Landlord would suffer as a result of Tenant’s late payment.  The parties agree that it would be impracticable and extremely difficult to fix Landlord’s actual damages in such event.  Such interest and late charges are separate and cumulative and are in addition to and shall not diminish or substitute for any or all of Landlord’s rights or remedies under any other provision of this Lease.

28.           Collection Agency and Attorneys’ Fees.  Tenant shall pay the costs incurred by Landlord if Landlord uses a collection agency or attorneys to collect any moneys unpaid by Tenant or to enforce the terms of this Lease. In any action to enforce or interpret this Lease, including any suit by Landlord for the recovery of Rent or possession of the Premises, the non-prevailing party shall pay to the prevailing party its actual attorneys’ fees.  The prevailing party will be determined by the court, arbitrator or arbitration panel before whom the action was brought based upon an assessment of which party’s major arguments or positions could fairly be said to have prevailed. Any attorneys’ fees and other costs and expenses incurred by the prevailing party in enforcing a judgment under this Lease shall be recoverable separately from and in addition to any other amount included in such judgment in favor or the prevailing party.

29.           Light and Air.  Tenant covenants and agrees that no diminution of light, air or view by any structure that may hereafter be erected shall entitle Tenant to any reduction of Rent under this Lease, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder.

30.           Signs and Directory.

30.1         Without the prior written consent of Landlord, Tenant shall not place, construct or maintain any sign, advertisement, awning, banner or other decoration on or visible from, or otherwise use, the exterior of the Premises or any other portion of the Project.  All door signs on the exterior of the Premises must be installed by Landlord, at Tenant’s sole cost and expense or as part of any tenant improvement allowance, that the Landlord provides for installation of improvements to the Premises, and must conform to standards of the Project as to size, style, placement, color and number of the names, and other matters as reasonably determined by Landlord.  In the event that Tenant violates the foregoing, Landlord may remove the sign without any liability, and may charge Tenant the expense incurred, including but not limited to the cost incurred for the repair of the wall, door surface or other area on which the sign was mounted.

30.2         Landlord shall place, construct and maintain a directory in the Building lobby and in such other locations, if any, as Landlord, in its sole discretion, may determine, which directory(ies) shall be for the display of the business names of Building tenants and their respective suite numbers.  Landlord shall have the sole right to determine and change from time to time the type of such directory(ies) and all common Project signage, including, but not limited to, size of letters, style, color content and placement.  Tenant shall have the right at Landlord’s cost to three (3) lines per directory per 1,000 rentable square feet of the Premises, but listings on such directory(ies) shall be limited to professional personnel of Tenant located principally at the Premises.  Tenant shall notify Landlord in writing of the business names that it desires to include on any such directory and shall, upon demand by Landlord, pay the cost associated with any subsequent changes to such names on the directory.

31.           Parking.  Subject to applicable rules and regulations any other charges, fees and taxes to be collected by Landlord, or other parking operator, Tenant shall have the right, but not the obligation, throughout the Lease Term to lease the number of parking spaces in the parking facility that serves the Building at such parking rate(s) and upon such other terms as may be specified in Article 1.1.11.  Notwithstanding anything to the contrary contained herein, Tenant shall be obligated to lease at least fifty percent (50%) of the parking spaces designated in Article 1.1.11 for the entire Lease Term.    Tenant may lease additional parking spaces on an “as available” monthly basis.  If Tenant desires to relinquish any of the spaces that Tenant is leasing, Tenant shall give not less than thirty (30) days notice thereof to Landlord.  Tenant may not sell, assign or transfer its parking rights hereunder, except pursuant to a permitted sublease or assignment of this Lease.  Except as may otherwise be specifically provided elsewhere in this Lease, Tenant shall not be entitled to any designated, reserved, assigned or valet parking. Landlord reserves the right to establish and alter, from time to time, on a non-discriminatory basis, all parking rates, rules and regulations, provided said rates shall be comparable to rates charged by other similar buildings in the Project area.  Tenant may purchase validation stickers at the prevailing rate then charged by the Project. See also Article 46 of the Lease Addendum.

32.           Brokerage Fees.  Landlord shall have no obligation to pay commissions or fees to any real estate broker, finder or intermediary other than Tenant’s Broker, if any, listed in Article 1.1.13 and Held Properties, Inc., who represents Landlord.  Landlord and Tenant each warrant that with respect to this Lease neither has dealt with any other real estate broker, finder or intermediary.  To the extent that Tenant breaches the foregoing, any commissions or fees payable with respect to this Lease shall be paid exclusively by Tenant, and Landlord shall have no obligation of any kind with respect to such commissions or fees.  Landlord agrees to pay a commission to Tenant’s Broker pursuant to a separate agreement.

33.           Relocation Right.                [Intentionally Deleted]

34.           Authority.  If Tenant is a corporation, trust or partnership, each individual executing this Lease on behalf of Tenant represents and warrants that he or she is duly authorized to so execute and deliver this Lease, and within ten (10) days after its execution shall deliver to Landlord satisfactory evidence of such authority.  If Tenant or Guarantor is a corporation, it shall, upon demand, also deliver satisfactory evidence of (a) good standing in California, and in Tenant’s or Guarantor’s state of incorporation, (b) qualification to do business in California, and (c) a corporate resolution duly certified by the secretary of Tenant or Guarantor authorizing execution and delivery of this Lease or Guarantee, as the case may be, by the parties who have signed it on behalf of Tenant or Guarantor.

35.           Miscellaneous.

35.1         If either Landlord or Tenant waives the performance of any term, covenant or condition contained in this Lease, such waiver shall not be deemed to waive any other breach of the same or of any other term, covenant or condition contained herein.  Furthermore, the acceptance of Rent by Landlord shall not constitute a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such breach at the time of Landlord’s acceptance of such Rent.  Failure by Landlord to enforce any of the terms, covenants or conditions of this Lease for any length of time shall not be deemed to waive or to affect the right of Landlord to insist thereafter upon strict performance by Tenant.  Landlord’s or Tenant’s waiver of any term, covenant or condition of this Lease may only be made by a written document signed by the waiving party.

35.2         Any voluntary or other early surrender of this Lease by Tenant, mutual termination hereof or prior termination hereof by Landlord shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subleases or sub-tenancies.  If Landlord elects to assume any sublease or enter into a lease with any subtenant, such assumption shall not relieve Tenant of any remaining liability under this Lease.

35.3         This Lease shall not be recorded; and no memorandum of lease shall be recorded without Landlord’s prior written consent.

35.4         Rent, Additional Rent and all other sums payable under this Lease must be paid in lawful money of the United States of America.

35.5         This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document.  Both counterparts shall be construed together and shall constitute a single lease.

35.6         Nothing contained in this Lease shall be construed to create the relationship of principal and agent, partnership, joint venture or any other relationship between the parties hereto, other than the relationship of Landlord and Tenant.

35.7         Any provision of this Lease that proves to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and such other provisions shall remain in full force and effect.

35.8         The term “Premises” shall be deemed to include (unless, based on the context, such meaning would clearly be unintended) the space hereby demised and all improvements on or at any time hereafter constructed or built in such space.

35.9         The term “Tenant” or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individual, firms or corporations, and any Tenant’s successor in interest.

35.10       The section headings herein are for convenience of reference only and shall in no way define, increase, limit or describe the scope or intent of any provision of this Lease.

35.11       If this Lease is entered into by co-tenants, the obligations of such co-tenants hereunder shall be joint and several.

35.12       Time is of the essence of this Lease and all of its provisions.

35.13       The laws of California shall in all respects govern this Lease.  The parties acknowledge that the laws of California may change by virtue of legislative enactment or judicial decision.  The parties further acknowledge that they have entered into this Lease based on the laws of California at the time of the execution of this Lease, and each hereby expressly waives any future rights, benefits, or advantages derived from or as a result of any future changes in the law of California to the extent not inconsistent with the terms of the Lease.  In any action or proceeding arising therefrom, Tenant hereby consents to (a) the jurisdiction of any competent court within the state of California, (b) service of process by any means authorized by the laws of the state of California, and (c) trial without a jury except for actions primarily based upon personal injury.

35.14       This Lease contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any previous negotiations, and may not be modified, except by a written document executed by the parties hereto.  There have been no representations or understandings made between the parties other than those set forth in this Lease.  Without limiting the generality of the foregoing, Tenant specifically acknowledges and agrees that neither Landlord nor any broker, agent or representative thereof has made any warranty or representation with respect to the tenant mix of the Building, the identity of prospective tenants or other tenants of the Building, profitability or suitability of the Premises for Tenant’s use, the state of repair of the Project and the Premises, or the amount and extent of provided services, except as otherwise specifically set forth herein.

35.15       If any guarantee of this Lease is required by Landlord, such guarantee shall be in the form and content attached hereto or, if none, as supplied and/or approved by Landlord.

35.16       The words “person” and “persons” as used herein shall include individuals, firms, partnerships, associations and corporations.

35.17       The language in all parts of this Lease shall be construed simply according to its fair meaning, and not strictly for or against Landlord or Tenant.  Any reference to any Article herein shall be deemed to include all subsections thereof unless otherwise specified or reasonably required from the context.  Any reference to “days” or “months” herein shall refer to calendar days or months, respectively, unless specifically provided to the contrary.  Unless clearly inconsistent with the context, any reference herein to the “term hereof” or “the Lease Term” shall refer to the term of this Lease as the same may be extended pursuant to any extension option(s) contained herein.  The terms “herein”, “hereunder” and “hereof” as used in this Lease shall mean “in this Lease” and “under this Lease” or “of this Lease” respectively, except as otherwise specifically set forth in this Lease.

35.18       All exhibits and the addendum referred to in this Lease are incorporated herein as a part hereof.

35.19       Tenant hereby acknowledges and agrees that the exterior walls of the Building and the area between the demising walls of premises and the finished ceilings and floors of the Premises and the slab of the floor above or below have not been demised hereby and that the use thereof, together with the right to install, maintain, use, repair and replace pipes, ducts, conduits and wires leading through, under, above or alongside the Premises, is hereby reserved unto Landlord.

35.20       The submittal of this Lease by Landlord or its agent or representative for examination or execution by Tenant does not constitute an option or offer to lease the Premises upon the terms and conditions contained herein or a reservation of the Premises in favor of Tenant.  This Lease shall become effective only upon the execution hereof by Landlord and Tenant and delivery of a fully executed counterpart hereof to Tenant.

35.21       Tenant warrants and represents that neither its execution of this Lease nor its performance hereunder will violate any agreement, instrument, contract, law, rule or regulation by which Tenant is bound.  Tenant shall indemnify Landlord against any loss, cost, damage or liability including, without limitation, reasonable attorneys’ fees and related costs arising out of Tenant’s breach of this warranty and representation.

36.           Rules and Regulations.  Tenant shall observe and comply with the rules and regulations set forth in this Article 36 and any and all reasonable modifications thereof and additions thereto established in writing by Landlord written notice of which has been given to Tenant.  Landlord shall not be responsible for the non-observance of, or noncompliance with, any of said rules and regulations by any other tenant or occupant of the Building, but Landlord shall use its reasonable efforts to enforce the rules and regulations in a non-discriminatory and consistent manner.  In the event of any conflict between said rules and regulations and other provisions hereof, the latter shall control.

36.1         Tenant shall not obstruct, encumber or use any sidewalks, entrance, passages, courts, elevators, vestibules, stairways, corridors or halls or Common Area for any purpose other than ingress and egress to and from the Premises or the Building.

36.2         Tenant shall neither attach any awning or other projection to the outside walls or windows of the Building, nor attach or hang any curtains, blinds, shades, drapes or screen to, in or on any window or door of the Premises without the prior written consent of Landlord.  Such awnings, projections, curtains, blinds, shades, drapes, screens and other fixtures must be of a quality, type, design, color, material, installation and general appearance approved by Landlord.  All electrical fixtures hung in offices or spaces along the window perimeter of the Premises must be of a quality, type, design, bulb color, size and general appearance approved by Landlord and must be installed by Landlord at Tenant’s cost.

36.3         Tenant shall not cover or obstruct the sashes, sash doors, skylights, windows, and doors that admit light or air into the interior Common Areas, nor shall any articles be placed on the windowsills of the Project.

36.4         No articles or signs shall be placed in front of or affixed to any part of the exterior of the Building, nor placed in public portions thereof without the prior written consent of Landlord.

36.5         The water and janitorial closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be thrown or stored therein.  All damages resulting from any misuse of the fixtures shall be borne by Tenant to the extent caused by Tenant or Tenant’s agents, servants, employees, contractors, visitors or licensees.

36.6         Except for Cosmetic Alterations, Tenant shall not mark, paint, drill into or in any way deface any part of the Premises or the Project, or string any wires except with the prior written consent of Landlord and as Landlord may direct. Notwithstanding the foregoing, Landlord hereby consents to the hanging of normal office decorations.

3.67         No animal (except for seeing-eye dogs or other ADA-approved animals), bird of any kind, or bicycles shall be brought into or kept in or about the Premises or the Building.

36.8         Prior to leaving the Premises for the day, Tenant shall use its best efforts to conserve energy and electricity, including but not limited to drawing or lowering window coverings and extinguishing all lights.

36.9         Tenant shall not make, or permit to be made, any unseemly or disturbing noises or smells, or disturb or interfere with occupants of or visitors to the Building or neighboring buildings.  Tenant shall not throw anything out of the doors, windows or skylights or down the passageways.  Tenant shall at all times keep the doors closed from Tenant’s suite into the Common Areas of the Project except upon prior written approval of Landlord.

36.10       Tenant shall not permit any principal, agent, servant, employee, contractor, visitor or licensee to smoke any tobacco products or any non-tobacco products.  No smoking of any substance will be allowed in the Building at any time.  Landlord reserves the right to exclude or expel from the Building any person who, in Landlord’s judgment, is smoking any tobacco or non-tobacco products.  If, in Landlord’s judgment, Tenant, or Tenant’s principals, agents, servants, employees, contractors, visitors or licensee continue to smoke after adequate warning continues to smoke any tobacco or non-tobacco product, then Landlord may provide Tenant with a notice of default and give Tenant 30 days to cure or quit the premises.

36.11       Neither Tenant nor any of Tenant’s agents, servants, employees, contractors, visitors or licensees shall at any time bring or keep upon the Premises any inflammable, combustible or explosive fluid, chemical or substance except in such small quantities and in original manufacturer’s containers as may reasonably be required for the proper operation and maintenance of Tenant’s office equipment.  All quantities of the inflammable, combustible or explosive fluids, chemicals or substances shall be stored as per guidelines set forth on their containers in a safe manner. After use, any hazardous wastes shall be disposed of by certified hazardous waste methods in accordance with the manufacturers’ instructions.

36.12       Landlord shall deliver keys to Tenant upon Tenant’s occupancy.  Tenant shall not place any additional locks, bolts or mail slots of any kind upon any of the doors or windows, nor shall Tenant change any existing locks or the mechanism thereof without Landlord’s prior written consent.  Upon the termination of the tenancy, Tenant must turn over to Landlord all keys for the Premises or the Project and, in the event of the loss of any keys so furnished, Tenant shall pay to Landlord the cost thereof.

36.13       Delivery or removal of any safes, freight, furniture, fixtures, bulky matter or heavy equipment of any description must take place during the hours which Landlord or its agent may reasonably determine from time to time, upon previous notice to the Landlord and in a manner and at times reasonably prescribed by Landlord, and the persons employed by Tenant for such work are subject to Landlord’s reasonable prior approval.  Landlord reserves the right to prescribe the weight and position of all safes, or other extra heavy equipment or furniture or improvements so as to distribute the weight or to require reinforcing at the cost of Tenant.  Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Building and to exclude from the Building all safes, freight or other bulky articles which violate any of these Rules and Regulations of this Lease, normal office equipment excluded.

36.14       Tenant shall not occupy or permit any portion of the Premises to be occupied in a way that is not otherwise permitted by and consistent with Article 1.1.9, or is not generally consistent with the character and nature of all other tenancies in the Building.

36.15       Tenant shall not purchase janitorial or maintenance or other like service from any company or persons not approved by Landlord, except that Landlord’s approval shall not be required in connection with any maintenance or other like service that does not affect the structure or other major systems of the Building.  Landlord shall approve a sufficient number of sources of such services to provide Tenant with a reasonable selection, but only in such instances and to such extent, as Landlord in its judgment considers consistent with security and proper operation of the Building.

36.16       Landlord shall have the right to prohibit any advertising or business conducted by Tenant referring to the Building which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as a first class office building, and upon notice from Landlord, Tenant shall refrain from or cease such advertising.

36.17       Outside of Business Hours, Landlord reserves the right to exclude from the Building all persons who are not otherwise authorized by Tenant to enter the Premises.

36.18       Tenant’s interior designers and installers of Tenant’s decoration, furniture, carpentry, wall coverings, and window coverings, shall, while in the Building or elsewhere in the Project, be subject to and under the control and direction of the Building manager (but not as agent or servant of said manager or of Landlord).

36.19       If the Premises is or becomes infested with vermin as a result of the use or any misuse or neglect by Tenant, its agents, servants, employees, contractors, visitors or licensees, then Landlord shall forthwith at Tenant’s expense cause the same to be exterminated by licensed exterminators to the satisfaction of Landlord and, as necessary, from time to time thereafter.

36.20       Tenant shall make requests for services at and as instructed by the office of the Building.

36.21       Canvassing, soliciting and peddling in the Building are prohibited and Tenant shall cooperate to prevent the same.

36.22       No air conditioning unit(s) shall be installed or used by Tenant without Landlord’s written consent.

36.23       No hand trucks or dollies, except those equipped with rubber tires and side guards, may be used in any space in the Project, either by Tenant or by jobbers or others. Tenant shall not permit its customers, clients or invitees to wait in the public corridors of the Building.  Tenant shall not permit its employees to loiter or smoke in the interior Common Areas.

36.24       Tenant, Tenant’s agents, servants, employees, contractors, licensees or visitors shall not park or stop any vehicles in any driveways, service entrances, or areas posted as “No Parking” or “No Stopping.”

36.25       Landlord shall install and maintain for the Premises, at Landlord’s sole cost and expense, such safety equipment as may be mandated by applicable governmental authority.

36.26       Tenant shall not use the name of the Building for any purpose other than as the address of the Tenant’s business in the Premises, nor shall Tenant use any picture of the Building in its advertising, stationery or in any other manner without the prior written permission of Landlord.  Landlord expressly reserves the right at any time to change name of the Building or Project without in any manner being liable to Tenant therefor.

37.           Compliance with Laws.  Landlord shall pay the cost of any repairs, capital additions, replacements or take any other actions necessary to cause the Building to comply with governmental laws, statutes or regulations that are in effect, applicable to and enforced with respect to the Building and/or the Premises as of the Commencement Date, including but not limited to American with Disabilities Act (“ADA”).

38.           Good Faith.  Without regard to any references to the terms “sole” or “absolute”, except for matters which could adversely affect the Building’s plumbing, HVAC or electrical systems, or its exterior appearance (in which case Landlord shall have the right to act in its sole and absolute discretion, exercised in good faith), any time the consent of Landlord or Tenant is required, such consent shall not be unreasonably withheld or delayed.  Whenever the Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make allocations or other determinations, Landlord and Tenant shall act reasonably and in good faith and take no action which might result in the frustration of the reasonable expectations of a sophisticated tenant or landlord concerning the Lease.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of                                            , 2003.

LANDLORD		TENANT

Century Park,		Mercantile National Bank, N.A., a National Bank
a California limited partnership
By:	Held Properties, Inc.
Its:	Director of Leasing

By:		By:
	Joel R. Delman		Scott A. Montgomery
Its:	Management Company	Its:	President and Chief Executive Officer

LEASE ADDENDUM

This Addendum is attached to and made a part of that certain office lease (this “Lease”) dated November 12, 2003 between Century Park, a California limited partnership, as Landlord (“Landlord”) and Mercantile National Bank, N.A., a National Bank, as Tenant (“Tenant”) relating to the premises (“Premises”) known as Suite 110 consisting of approximately 2,118 rentable square feet on the 1st floor of the Building located at 1880 Century Park East, Los Angeles, California.  The provisions set forth below shall supersede any inconsistent provisions set forth in the Lease.  Except as otherwise provided below, capitalized items used below shall have their respective meaning set forth in the Lease.

39.           Option to Renew.  Provided that Tenant is not in default under this Lease and provided that the Lease has not been terminated as a result of Tenant’s default or other acts or failures to act by Tenant, Tenant shall have an option to renew the Lease for two additional five (5) year terms (each an “Extended Term”).  Tenant shall provide Landlord with at least six (6) months but not more than twelve (12) months prior written notice indicating its intention to exercise such option to renew.  The rights contained in this Article 39 shall be personal to the originally named Tenant and may not be assigned nor transferred except with Landlord’s written consent.

                                39.1         The monthly base rent during the Extended Term shall be an amount equal to the Prevailing Rate (as hereinafter defined) at the time of the commencement of the Extended Term for space leased within the previous six months that are Comparable Transactions, as defined below.  The term “Prevailing Rate” shall mean the monthly rent per rentable square foot that Landlord has accepted in contemporaneous transactions between nonaffiliated parties for non-expansion, renewal and non-equity tenants of comparable creditworthiness, for comparable space, comparable use and comparable lease terms (collectively, “Comparable Transactions”) in the Building.  If there are no Comparable Transactions in the Building, then the Prevailing Rate shall be prevailing fair market rental value for Comparable Transactions in the Project area.  In any determination of Comparable Transactions, appropriate consideration shall be given to the rental rates, abatement provisions or other concessions, brokerage commissions, if any, that actually have been paid by Landlord (or other landlords) in similar transactions, length of the lease term, size and location of the premises being leased, building standard tenant improvement allowances, if any, and other generally applicable conditions of tenancy.  The intent is that Tenant will obtain the same rent and other economic benefits that Landlord would otherwise give in Comparable Transactions and that Landlord will make and receive the same economic payments and concessions that Landlord would otherwise make and receive in Comparable Transactions.

                                39.2         If Landlord and Tenant are unable to agree on the Prevailing Rate, then Landlord and Tenant shall agree upon, and jointly appoint, one arbitrator who shall be an active real estate broker in the Project area over the most recent 5-year period.  If the Landlord and Tenant fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made by the Presiding Judge of the Superior Court, or if he or she refuses to act, by any judge having jurisdiction over the parties.  Within five (5) business days after said appointment, Landlord and Tenant may submit to the arbitrator (with a copy to the other party) any market data and additional information that such party deems relevant to the determination of the Prevailing Rate and the other party may submit a reply in writing within five (5) business days thereafter.  The determination of the arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Prevailing Rate is the closest to the actual fair market rent for the Premises, taking into account the criteria of Comparable Transactions.  Neither Landlord nor Tenant may consult with such arbitrator as to his or her opinion of the fair market rent prior to the appointment or resolution of the issue regarding Prevailing Rate for the Premises.

                                39.3         Within fifteen (15) days of being appointed, the arbitrator shall decide whether the parties shall use Landlord’s or Tenant’s submitted Prevailing Rate, and shall so notify Landlord and Tenant.  The decision of the arbitrator shall be binding upon the Landlord and Tenant.  The cost of the arbitration shall be paid by the Landlord and Tenant equally.

                                39.4         Rent during the Extended Term shall continue to be subject to adjustment based upon Tenant’s pro-rata share of increases in Recurring Operating Costs except that the new base year shall be the calendar year in which the Extended Term commences.

                                39.5         If Tenant fails to exercise in a timely manner the option to renew herein provided, said option to renew shall expire and have no further force and effect.  Tenant’s exercise of said option to renew shall not operate to cure any uncured default by Tenant under this Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default.  If the Lease or Tenant’s right to possession of the Premises terminates in any manner whatsoever before Tenant exercises the option to renew herein provided, such option to renew shall terminate; or if Tenant has assigned the Premises to an unaffiliated, independent third party, then immediately upon such assignment, the transferability of the option to renew shall be reasonably approved by Landlord, provided Tenant notifies Landlord in writing at the time of such assignment of its desire to transfer the option provided hereunder.

40.           Tenant Improvements.  In the event Tenant does not use the entire allowance, Tenant shall have the right to use up to $15.00 per usable square foot as a rent credit amortized over the first sixty (60) months of the Lease Term.

41.           First Class Financial Institute Use Provisions.

41.1.1      During the Lease Term, Tenant shall not: (a) do or permit anything to be done in or about the Premises, the Building or the Project that has been prohibited or may hereafter be enacted or promulgated by governmental authorities to be prohibited, or in any way obstruct or interfere with the rights of others;  (b) use or allow the Premises to be used for any improper, immoral or objectionable purpose or do any act tending to injure the reputation of the Building or the Project; or (c) commit or allow to be committed any waste upon the Premises, or any nuisance or other act or thing that may disturb the quiet enjoyment of any other occupant or tenant of the Project.

41.1.2      In the event Landlord has approved Tenant’s remaining open for business after normal business hours, the, unless otherwise provided herein, such approval shall be conditioned upon Tenant paying, as Additional Rent, all additional costs incurred by Landlord as a result thereof.

41.1.3      Tenant shall, at Tenant’s cost and expense, keep the Premises orderly, neat, safe, clean and free from rubbish and dirt, shall provide, at its cost and expense, for janitorial services in furtherance thereof, and shall store all trash, garbage and other solid waste within the Premises in such areas as Landlord may designate for such storage.

                41.1.4      Tenant shall, at its own cost and expense, provide its own security system, including separate keys for the Premises.  Tenant shall provide Landlord with copies of the main keys for use in event of emergency only.

                41.1.5      Tenant shall, at its own cost and expense, provide for its plate glass windows to be washed and cleaned on a regular basis.

42.           Option to Terminate.

                42.1         Option to Terminate (Ground Floor).  Landlord will use its best efforts to reach and execute, by April 1, 2004, an agreement with Krueger International (the “Ground Floor Tenant”) an agreement to amend the Ground Floor Tenant’s lease to reduce its space, which reduced space will become the subject of a lease (the “Ground Floor Lease”) between Tenant and Landlord.  If Landlord and Ground Floor Tenant fail to execute by April 1, 2004, such amendment of the Ground Floor Tenant’s Lease, or if Landlord fails to deliver the Ground Floor Premises by October 1, 2004, Tenant shall have the right to terminate this Lease by written notice.  If Tenant terminates this Lease pursuant to this Article 42.1, this Lease shall become null and void.  Furthermore, Landlord and Tenant have entered into that certain Lease of even date herewith under which Tenant is to lease Suite 800 in the Building (the “Suite 800 Lease”).  Pursuant to Paragraph 42.2 of the Suite 800 Lease, Tenant may terminate the Suite 800 Lease if Landlord or Landlord’s contractor is unable to deliver Suite 800 to Tenant in accordance with the terms of the Suite 800 Lease.  If Tenant terminates the Suite 800 Lease, this Lease will terminate on the same day as the Suite 800 Lease, and as of such date, this Lease shall become null and void, and Tenant shall have no further obligation or liability hereunder.

42.2         Option to Terminate (Fifth Year Anniversary).  At any time prior to the date nine months prior to the fifth (5th) anniversary date of the Commencement Date, Tenant shall have the option, with written notice to Landlord, to terminate the Lease.  The Premises subject to the termination notice shall be referred to as the “Canceled Premises.”  The termination shall be effective as of the day before the fifth (5th) anniversary date of the Commencement Date.  Tenant’s delivery of the Termination Notice to Landlord shall be accompanied by an amount equal to the Lease Termination Fee, which will be equal to the unamortized Tenant Improvement Allowance and leasing commissions plus three (3) months Base Rent, which amount shall be Sixty-One Thousand One Hundred Fifty-Seven Dollars ($61,157.00)

43.           Signage.

43.1         Tenant’s Monument Sign. Tenant shall have the non-exclusive right to have its name (including its logo) displayed, at Landlord’s sole cost and expense, on a monument sign located in the front of the Building (the “Monument Sign”).   Such signage shall be no smaller than any other tenant’s sign.  Until the Monument Sign has been installed, Tenant shall have the right at Tenant’s cost and expense to have a temporary sign to be installed at a mutually agreed location that is visible by a passing vehicle from Century Park East.

43.2         Requirements.  Tenant’s right to maintain its name on the Monument Sign shall be subject to the following requirements:

a.                                       All expenses in connection with the construction, installation and maintenance of Tenant’s sign shall be paid by Landlord.

b.                                      The design, size, location, materials, colors and lighting of the Monument Sign shall be determined by Tenant and Landlord.

c.                                       Landlord shall have the right to relocate, redesign or reconstruct the Monument Sign from time to time so long as the Monument Sign is visible by a passing vehicle, as described in sub-section (e).

d.                                      The cost of graphics related to Tenant’s portion of sign will be part of the Tenant Improvement Allowance.

e.             The Monument Sign shall be visible by a passing vehicle on Century Park East.

Tenant shall also have the right to install tasteful signage, similar to that used by other banks in the geographic area, regarding its services in its windows facing the lobby and exterior of the building.

44.           Non-Disturbance.  Landlord shall use its best efforts to secure as soon as commercially possible a commercially reasonable Non-Disturbance Agreement from the Lender, the form of which shall be provided to Tenant prior to lease execution.

45.           Proposition 13.  [See Article 48.1]

46.           Parking.  Tenant shall have the right, during the Lease Term or any extension thereof, to lease two and one-half (2.5) parking spaces per every 1,000 rentable square foot leased, at the then current prevailing rates.  However, the parking rates shall not be increased during the first twelve (12) months of the Lease Term.  Tenant shall be entitled to lease twenty-five percent (25%) of such parking spaces as “VIP Call-Down” spaces.  Tenant shall receive a twenty percent (20%) discount on parking validation sticker books purchased in quantities of Five Thousand Dollars ($5,000.00) or more.

47.           Option to Negotiate for Additional Space.      Subject to the rights of existing tenants that have been granted as of the date hereof, Tenant shall have an option during the Lease Term to negotiate for additional space (“ONAS”) on the ground floor (“ONAS Space”) by giving Landlord written notice of Tenant’s desire for additional space.  Provided that Tenant is not in default under the Lease, and subject to availability of ground floor space, Landlord shall offer ONAS Space to Tenant (subject to Tenant’s right of renewal set forth in this Lease) at a prevailing rent and base year determined in the same manner as during the Extended Term as set forth in Article 39; provided, however, that if Tenant exercises its option in the first year of the Lease Term, the terms and conditions for the ONAS Space shall be the same as those contained in this Lease.  Tenant shall have a period of ten (10) business days in which to either accept or reject Landlord’s offer.  If Tenant does not timely accept the ONAS Space specified in Landlord’s notice, Landlord may lease the ONAS Space to any third party.  If Tenant exercises the ONAS, Landlord and Tenant promptly shall execute and deliver an amendment to this Lease reflecting the terms of the ONAS Space. This ONAS shall be personal to Tenant or any entity described in Article 10 and may not be assigned nor otherwise transferred to any assignee or sub-tenant without Landlord’s consent.

48.           Exclusions from Tax Costs.  Notwithstanding anything in this Lease to the contrary, the following items shall be excluded from the definition of Tax Costs.

                                48.1         Any increases in Tax Costs resulting from a reassessment due to a sale or change of ownership in the Project occurring during the Initial Lease Term, except for change in ownership resulting from a non-voluntary foreclosure sale, deed in lieu of foreclosure or similar transfer of interest.

                                48.2         Tax Costs for the Base Year and any subsequent year shall be calculated without taking into account any decreases in real estate taxes that may be obtained in connection with Revenue and Taxation Code Section 51 (“Proposition 8”).

                                48.3         Any excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents or receipts);

                                48.4         Any Tax Costs based on taxes on tenant improvements in any space in the Building based upon an assessed level in excess of Building standard improvements, to the extent that the related taxes are separately designated on the tax bill;

                                48.5         Any Tax Costs based on penalties incurred as a result of Landlord’s negligence, inability or unwillingness to pay, and/or to file any tax or informational returns with respect to, any real property taxes when due, and any additional costs arising as a result of Landlord’s failure to pay taxes in the maximum number of installments;

                                48.6         Any Tax Costs based on increase of, or reassessment in, real property taxes and assessments resulting from major alterations, improvements, modifications or renovations to the Project, to the extent that the related taxes are separately designated on the tax bill;

                                48.7         Any costs or expenses incurred by Landlord for personal property taxes, leasehold taxes in lieu thereof, or taxes or assessments levied in lieu thereof, or in addition thereto;

                                48.8         Any other taxes or assessments charged or levied against Landlord that are not directly incurred as a result of the operation of the Building.

49.           Exclusions from Operating Costs.   Notwithstanding anything in this Lease to the contrary, the following items shall be excluded from the definition of Operating Costs:

                                49.1.        Costs incurred for repairs or other work to the Project occasioned by fire, windstorm or other insurable casualty or by the exercise of eminent domain or any expenditures for which Landlord is reimbursed.

                                49.2         Marketing costs, advertising costs, promotional expenses, leasing commissions, attorneys’ fees, space planning costs, and other costs and expenses incurred in connection with any lease, sublease and/or assignment negotiations and transactions with current or prospective tenants or other occupants of the Building.

                                49.3         Costs incurred for renovating or otherwise improving or decorating, painting or redecorating space for other tenants or occupants of the Building.

                                49.4         The cost incurred for special services or utilities separately chargeable to other tenants.

                                49.5         Depreciation and amortization except as provided above.

                                49.6         Expenses incurred for services or other benefits that are not offered to Tenant but which are provided to another tenant or occupant of the Building.

                                49.7         Legal fees and related costs, together with any damages awarded by a court of law or arbitration panel to Tenant or any other tenants, or any repair and maintenance costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease in the Building.

                                49.8         Overhead and profit increment paid to subsidiaries or affiliates of Landlord for services on or to the Project, to the extent that the costs of such services exceed competitive costs of such services for similar buildings in the Project area.

                                49.9         Interest on debt or amortization payments on any mortgage or mortgages, and rental under any ground or underlying lease or leases, or other financing costs, including points, commitment fees, or legal costs related thereto.

                                49.10       Landlord’s in-house accounting or legal costs, general overhead and executive salaries, except for salaries of project manager, project engineer or other employees to the extent directly related to the operation and management of the Project.

                                49.11       Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord.

                                49.12       All items and services for which Tenant reimburses Landlord or pays directly to third parties.

                                49.13       Any costs, fines or penalties incurred due to violations by Landlord of any governmental rule or authority, or due to Landlord’s negligence, recklessness or willful misconduct.

                                49.14       Costs incurred for sculpture, paintings or other objects of art.

                                49.15       Rentals and other related expenses incurred in leasing air-conditioning systems, elevators or other equipment ordinarily considered of a capital nature, except equipment which is used in providing janitorial services and which is not affixed to the Building.

                                49.16       Costs incurred in the testing, encapsulation or other treatment or removal of asbestos, Hazardous Materials as defined herein, or other substances considered detrimental to the health or the environment of occupants of the Building including, without limitation, the cost and expense incurred by or on behalf of Landlord in removing and disposing any cooling or chilling system and the chemicals used in the HVAC system from either (1) the Building or (2) another tenant’s premises within the Building, or (3) Tenant’s Premises.

                                49.17       The value of any lost income to Landlord of any office space in the Project that is utilized for the management of the Building.

                                49.18       Costs incurred by Landlord to remedy any defects in the design, installation, construction, or materials used in any part of the Project.

                                49.19       Costs incurred by Landlord in compliance with the Americans with Disabilities Act (the “ADA”) or statutes, laws regulations or other legislation of similar import.

                                49.20       Costs of Landlord’s charitable or political contributions.

                                49.21       Insurance premiums to the extent any tenant causes Landlord’s existing insurance premiums to increase or requires Landlord to purchase additional insurance, to the extent that any related premiums are separately designated on the insurance bill.

                                49.22       Increases in reserves not presently being maintained for future expenses.

                                49.23       Costs associated with the ownership of the Project or Landlord or Landlord’s property manager, as distinguished from the cost of Building operations, including the costs of partnership or corporate accounting (other than partnership tax preparation) and legal matters, selling or syndicating any of Landlord’s interest in the Project; and disputes between Landlord and Landlord’s property manager.

                                49.24       Maintenance to or replacement of any utility, mechanical or other system solely dedicated to the single use of any other tenant.

                                49.25       Costs relating to any areas leased on a triple net basis.

                                49.26       Premiums for earthquake or flood insurance, unless included in recalculating the Operating Costs for the Base Year, or other costs relating to expansion in scope of services or addition of new services not included in the Base Year.

                                49.27      Costs of items considered capital repairs, replacements, improvements and equipment under generally accepted accounting principles consistently applied or otherwise (“Capital Items”) except for (i) the annual amortization (amortized as provided in Article 4.4) of costs, including financing costs, if any, incurred by Landlord after the Commencement Date for any capital improvements installed or paid for by Landlord and required by any new (or change in) laws, rules or regulations of any governmental or quasi-governmental authority which are enacted after the Commencement Date; (ii)  the annual amortization (amortized as provided in Article 4.4) of costs, including financing costs, if any, of any equipment, device or capital improvement purchased or incurred as a labor-saving measure or to affect other economics in the operation or maintenance of the Building (provided the annual amortized costs does not exceed the actual cost savings realized and such savings do not redound primarily to the benefit of any particular tenant.

                50.           Tenant acknowledges that Landlord has advised Tenant that the Building contains or, because of its age, is likely to contain asbestos-containing materials (“ACMs”).  If Tenant undertakes any alterations, additions, or improvements to the Premises, as permitted by Article 7, Tenant shall, in addition to complying with the requirements of Article 7, undertake the alterations, additions, or improvements in a manner that avoids disturbing ACMs in the Building.  If ACMs are likely to be disturbed in the course of such work, Tenant shall notify Landlord, and Landlord shall, at its sole cost, encapsulate or remove the ACMs in accordance with an approved asbestos-removal plan and otherwise in accordance with all applicable Environmental Laws, including giving all notices required by Health and Safety Code sections 2591-25919.7.

51.           Landlord has removed or has caused to be removed all accessible, friable ACMs in the Premises.  Landlord shall use its best efforts to comply with all Applicable Environmental Laws in the Premises, and throughout the Project during the Lease Term. Landlord shall, at Landlord’s sole expense and with counsel reasonably acceptable to Tenant, indemnify, defend and hold harmless Tenant and Tenant’s shareholders, directors, officers, employees, partners, affiliates and agents (“Tenant Indemnitees”) with respect to all losses arising out of or resulting from the release of any Hazardous Material in or about the Premises or the Project, or the violation of any Applicable Environmental Laws, existing prior to the

Commencement Date or brought onto the Premises or Project by Landlord, or Landlord’s agents, employees, contractors or invitees (other than Tenant and Tenant Indemnitees).  This indemnification includes all losses, liabilities, obligations, penalties, fines, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, orders or judgments), damages (including consequential damages and punitive damages), and costs (including attorneys, consultants or experts fees and expenses) resulting from the release or violation. This indemnification shall survive the expiration or sooner termination of the Lease.

                52.          Profits (Article 10.6).         For the purposes of Article 10.6, “Profits” shall mean the gross revenue received from the assignee or sublessee during the assignment or the sublease term with respect to the space covered by the assignment or sublease (“Transferred Space”) less: (i) the gross revenue paid to Landlord by Tenant during the period of the assignment or sublease term with respect to the Transferred Space; (b) any improvement allowance or other economic concession (planning allowance, moving expenses, etc.) paid by Tenant to sublessee or assignee; (c) brokers’ commissions; (d) attorneys’ fees; (e) costs of advertising the space for sublease or assignment; (f) unamortized cost of initial and subsequent improvements to the Premises by Tenant; and (g) any other costs actually paid in assigning or subletting the Transferred Space or in negotiating or effectuating the assignment or sublease. \

                53.  Night Depository and ATM.  Landlord grants to Tenant the exclusive right to install and maintain an automated teller machine (“ATM”) at the Building during the term of this Lease and any extensions hereof.  The ATM shall be located in a mutually agreed to location on the exterior of the Building adjacent to the Premises such that deposits will go directly into the Tenant’s safe in the interior of the Premises.  Tenant shall also have the right to install a night depository window into its Premises.  Tenant shall pay the cost of the installation and maintenance of the ATM and night depository, including installation of any required lighting; provided, however, that Tenant may use a portion of the Tenant Improvement Allowance for such purposes.  Tenant shall comply with all regulations and laws related to the installation, maintenance, and use of the ATM and night depository.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of                                          , 2003.

LANDLORD		TENANT

Century Park,		Mercantile National Bank, N.A., a National Bank
a California limited partnership
By:	Held Properties, Inc.
Its:	Management Company

By:		By:
	Joel R. Delman		Scott A. Montgomery
Its:	Director of Leasing	Its:	President and Chief Executive Officer